424B3
                                                              File No. 333-52847
    THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

                   SUBJECT TO COMPLETION, DATED JUNE 10, 1998

             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 22, 1998

                           300,000 CAPITAL SECURITIES
                          ENTERPRISE CAPITAL TRUST II
                   FLOATING RATE CAPITAL SECURITIES, SERIES B
                (LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)
              GUARANTEED TO THE EXTENT ENTERPRISE CAPITAL TRUST II
                   HAS AVAILABLE FUNDS AS SET FORTH HEREIN BY

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                            ------------------------

     The Floating Rate Capital Securities, Series B (the "Series B Capital Securities") offered hereby represent undivided beneficial interests in the assets of Enterprise Capital Trust II, a statutory business trust created under the laws of the State of Delaware (the "Series B Issuer"). Public Service Enterprise Group Incorporated ("Enterprise") is the owner of the beneficial interests represented by the common securities of the Series B Issuer (the "Common
                                                        (CONTINUED ON NEXT PAGE)

                            ------------------------
     SEE "RISK FACTORS" COMMENCING ON PAGE S-4 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE SERIES B CAPITAL SECURITIES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
              OR THE ACCOMPANYING PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                                                                                  PROCEEDS TO
                                                             INITIAL PUBLIC             UNDERWRITING               THE SERIES
                                                           OFFERING PRICE(1)           COMMISSION(2)           B ISSUER(1)(3)(4)
                                                        ------------------------  ------------------------  ------------------------
Per Series B Capital Security.......................               $                        (3)                        $
Total...............................................               $                        (3)                        $

(1) Plus accumulated Distributions, if any, from June   , 1998.

(2) Enterprise and the Series B Issuer have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(3) In view of the fact that the proceeds of the sale of the Series B Capital Securities will be used to purchase the Series B Debentures, under the Underwriting Agreement, Enterprise has agreed to pay to the Underwriters $10.00 per Series B Capital Security (or $3,000,000 in the aggregate). See "Underwriting".

(4) Before deducting expenses of the offering, which are payable by Enterprise, estimated to be $400,000.
                            ------------------------

     The Series B Capital Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Series B Capital Securities will be made in book-entry-only form through the facilities of DTC in New York, New York on or about June , 1998 against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.                                        SALOMON SMITH BARNEY

                            ------------------------

            The date of this Prospectus Supplement is June   , 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES B CAPITAL SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT COVERING TRANSACTIONS IN THE SERIES B CAPITAL SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".
                            ------------------------

(CONTINUED FROM PREVIOUS PAGE)

Securities"). First Union National Bank is the Property Trustee of the Series B Issuer (the "Property Trustee"). The Series B Issuer exists for the sole purpose of issuing beneficial interests in the assets of the Series B Issuer and investing the proceeds thereof in Floating Rate Deferrable Interest Subordinated Debentures, Series B to be issued by Enterprise (the "Series B Debentures"). The Series B Capital Securities have a preference over the Common Securities under certain circumstances with respect to cash distributions and amounts payable on redemption or liquidation. See "Description of the Preferred
Securities -- Subordination of Common Securities" in the accompanying
Prospectus.

     Holders of the Series B Capital Securities are entitled to receive cumulative cash distributions ("Distributions") at an annual rate equal to
3-Month LIBOR (as defined herein) plus   % determined quarterly (the
"Distribution Rate") of the liquidation amount of $1,000 per Series B Capital Security, accumulating from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1998. See "Certain Terms of the Series B Capital Securities -- Determination of Distribution Rate." So long as no Debenture Event of Default has occurred and is continuing, Enterprise has the right to defer payments of interest on the Series B Debentures by extending the interest payment period in respect thereof for up to 20 consecutive quarters (each, an "Extension Period"), but not beyond the maturity or any redemption date of the Series B Debentures. See "Certain Terms of the Series B Capital
Securities -- Distributions" herein and "Description of the Debentures -- Option to Extend Interest Payment Period" in the accompanying Prospectus. If and for so long as interest payments are deferred, Distributions on the Series B Capital Securities will also be deferred. During an Extension Period, Distributions will continue to accumulate and owners of Series B Capital Securities will be required to accrue interest income for federal income tax purposes. See "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount."

     Enterprise has, through the Series B Guarantee (as defined below), the Trust Agreement (as defined below), the Indenture (as defined below) and the Series B Debentures, taken together, fully, irrevocably and unconditionally guaranteed all of the Series B Issuer's obligations under the Series B Capital Securities. Under the Series B Guarantee, Enterprise agrees to make payments of Distributions and payments on redemption or liquidation with respect to the Series B Capital Securities, but only to the extent that the Series B Issuer holds funds available therefor and has not made such payments. See "Description of the Guarantee" in the accompanying Prospectus. If Enterprise fails to make a payment on the Series B Debentures, the Series B Issuer will not have sufficient funds to make the related payment, including Distributions, on the Series B Capital Securities. The Series B Guarantee does not cover any such payment when the Series B Issuer does not have sufficient funds available therefor. In such event, the Property Trustee or holders of the Series B Capital Securities may enforce the rights of the Series B Issuer under the Series B Debentures. See "Description of the Guarantee -- Guarantee Events of Default" in the accompanying Prospectus.

     The obligations of Enterprise under the Series B Guarantee are subordinate and junior in right of payment to all general liabilities of Enterprise and the obligations of Enterprise under the Series B Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined in the accompanying Prospectus) of Enterprise. There is no limit on the amount of Enterprise's Senior Indebtedness. At May 31, 1998, Enterprise had no outstanding Senior Indebtedness.

     The Series B Capital Securities are subject to mandatory redemption upon payment of the Series B Debentures at maturity on June 30, 2028, or upon earlier redemption. See "Certain Terms of the Series B Capital
Securities -- Redemption." Enterprise has the option at any time on or after June 30, 2003 to redeem, in whole or in part, the Series B Debentures. In addition, the Series B Debentures are subject to redemption, in whole but not in part, at the option of Enterprise upon the occurrence of certain special events described under "Certain Terms of the Series B Capital Securities -- Special Event Redemption."

     Enterprise has the right, at any time, subject to certain conditions, to dissolve the Series B Issuer and, after satisfaction of liabilities to creditors of the Series B Issuer, cause the Series B Debentures to be distributed to the holders of the Series B Capital Securities and the Common Securities. See "Certain Terms of the Series B Capital Securities -- Distribution of Series B Debentures."

     In the event of the dissolution and liquidation of the Series B Issuer, after satisfaction of liabilities to creditors of the Series B Issuer as provided by applicable law, holders of Series B Capital Securities will be entitled to receive a liquidation amount of $1,000 per Series B Capital Security plus accumulated and unpaid Distributions to the date of payment, unless, in connection therewith, the Series B Debentures are distributed to the holders of the Series B Capital Securities and the Common Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution" in the accompanying Prospectus.

     The Series B Capital Securities are represented by global securities registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Series B Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described in the accompanying Prospectus, Series B Capital Securities in certificated form will not be issued in exchange for the global securities. See "Description of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" in the accompanying Prospectus.

     THE FOLLOWING INFORMATION SUPPLEMENTS, AND SHOULD BE READ IN CONJUNCTION WITH, THE INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS. EACH OF THE CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT AND NOT DEFINED HEREIN HAS THE MEANING SET FORTH IN THE ACCOMPANYING PROSPECTUS.

                                  RISK FACTORS

     PROSPECTIVE PURCHASERS OF SERIES B CAPITAL SECURITIES SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING
MATTERS:

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE SERIES B GUARANTEE AND THE SERIES B DEBENTURES

     The obligations of Public Service Enterprise Group Incorporated ("Enterprise") under the Guarantee (the "Series B Guarantee") issued for the benefit of the holders of the Floating Rate Capital Securities, Series B (the "Series B Capital Securities") issued by Enterprise Capital Trust II (the "Series B Issuer") are unsecured and rank subordinate and junior in right of payment to all general liabilities of Enterprise. The obligations of Enterprise under its Floating Rate Deferrable Interest Subordinated Debentures, Series B (the "Series B Debentures") issued pursuant to the Indenture, dated as of January 1, 1998, as amended and supplemented by the First Supplemental Indenture thereto dated as of June 1, 1998 (as further amended and supplemented from time to time, the "Indenture") between Enterprise and First Union National Bank, as trustee (the "Debenture Trustee"), are unsecured and rank subordinate and junior in right of payment to all Senior Indebtedness of Enterprise. There is no limit on the amount of Enterprise's Senior Indebtedness. At May 31, 1998, Enterprise had no outstanding Senior Indebtedness. No terms of the Series B Debentures or the Series B Guarantee limit Enterprise's ability to incur additional indebtedness, including indebtedness that ranks senior to the Series B Debentures and the Series B Guarantee. See "Description of the
Guarantee -- Status of the Guarantee" and "Description of the Debentures -- Subordination" in the accompanying Prospectus.

     Enterprise is a holding company whose assets consist principally of the stock in its wholly owned subsidiaries, Public Service Electric and Gas Company ("PSE&G") and Enterprise Diversified Holdings Incorporated ("EDHI"). Therefore, Enterprise's rights and the rights of its creditors, including the holders of Series B Debentures, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization or otherwise will be subject to the prior claims of the subsidiary's creditors, except to the extent that claims of Enterprise itself as a creditor of the subsidiary may be recognized.

     The ability of the Series B Issuer to pay cash distributions
("Distributions") on the Series B Capital Securities and the redemption price or liquidation amount of the Series B Capital Securities is solely dependent upon Enterprise making the related payments on the Series B Debentures when due.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

     So long as no event of default with respect to the Series B Debentures (a "Debenture Event of Default") under the Indenture has occurred and is continuing, Enterprise has the right at any time and from time to time to defer payments of interest on the Series B Debentures by extending the interest payment period on the Series B Debentures for up to 20 consecutive quarters (each, an "Extension Period"), but not beyond the maturity or any redemption date of the Series B Debentures. As a consequence, Distributions on the Series B Capital Securities would be deferred by the Series B Issuer during any Extension Period (but the amount of Distributions to which holders of the Series B Capital Securities would be entitled would continue to accumulate at the applicable Distribution Rate, compounded quarterly). During any Extension Period, Enterprise may not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of Enterprise's capital stock. Prior to the termination of any Extension Period, Enterprise may shorten or further extend the interest payment period on the Series B Debentures, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity or any redemption date of the Series B Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Enterprise may elect to begin a new Extension Period, subject to the above requirements. See "Certain Terms of the Series B Capital Securities -- Distributions" herein and "Description of the Debentures -- Option to Extend Interest Payment Period" in the accompanying Prospectus.

     Should an Extension Period occur, an owner of Series B Capital Securities (which represent undivided beneficial interests in the Series B Debentures) will continue to accrue interest income for federal income tax purposes in respect of its pro rata share of the Series B Debentures held by the Series B Issuer. As a result, an owner of Series B Capital Securities will include such interest in gross income for federal income tax purposes in advance of the receipt of cash and will not receive the cash related to such income from the Series B Issuer if such owner disposes of the Series B Capital Securities prior to the record date for the payment of Distributions following such Extension Period. See "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount."

     Enterprise has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Series B Debentures. However, should Enterprise exercise such right in the future, the market price of the Series B Capital Securities is likely to be affected. An owner who disposes of Series B Capital Securities during an Extension Period might not receive the same return on investment as an owner who continues to hold Series B Capital Securities. In addition, as a result of the mere existence of Enterprise's right to defer interest payments on the Series B Debentures, the market price of the Series B Capital Securities may be more volatile than other securities on which original issue discount accrues that are not subject to such deferrals.

TRADING CHARACTERISTICS OF THE SERIES B CAPITAL SECURITIES; TAX CONSEQUENCES

     The Series B Capital Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the Series B Debentures. An owner of Series B Capital Securities who disposes of Series B Capital Securities prior to the record date for the payment of Distributions will nevertheless be required to include accrued but unpaid interest on the Series B Debentures through the date of disposition in income as ordinary income and to add such amount to its adjusted tax basis of the Series B Capital Securities so disposed. Such owner will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes. See "United States Taxation."

SPECIAL EVENT REDEMPTION

     Upon the occurrence and continuation of a Tax Event or an Investment Company Event (each as defined in "Certain Terms of the Series B Capital Securities -- Special Event Redemption"), Enterprise has the right to redeem the Series B Debentures, in whole but not in part, and therefore cause a mandatory redemption of the Series B Capital Securities and common securities of the Series B Issuer (the "Common Securities" and, together with the Series B Capital Securities, the "Trust Securities"), at a redemption price equal to the liquidation amount plus accumulated and unpaid Distributions, within 90 days following the occurrence of such Tax Event or Investment Company Event.

     A Tax Event includes, inter alia, the receipt by Enterprise of an opinion of counsel that there is more than an insubstantial risk that interest payable by Enterprise on the Series B Debentures will not be deductible by Enterprise for federal income tax purposes. Prospective investors should be aware that the Internal Revenue Service (the "IRS") has proposed to disallow interest deductions claimed by Enron Corp. ("Enron") on two issues of long-term subordinated debentures providing for deferral of interest payments which were treated as debt obligations of the issuer for federal income tax purposes and as an equity or minority interest in the issuer for financial accounting and rating agency purposes and that this issue is now in litigation. (Enron Corp. v. Commissioner, Tax Ct. Dkt. No. 6149-98.) There can be no assurance that Enron will prevail in this litigation, if it is not settled or, if Enron does prevail, that the IRS nevertheless may seek to disallow the deductions that Enterprise intends to claim for interest paid on the Series B Debentures.

NO ESTABLISHED TRADING MARKET FOR SERIES B CAPITAL SECURITIES

     The Series B Capital Securities constitute a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the development and maintenance of trading markets for, the Series B Capital Securities. See "Underwriting".

UNDERWRITER MARKET ACTIVITY; NO ASSURANCE AS TO ACTIVE MARKET

     The Underwriters (as defined below) currently plan to make a market in the Series B Capital Securities. However, there can be no assurance that the Underwriters will engage in such activities or that any active market in the Series B Capital Securities will develop or be maintained.

DISTRIBUTION OF SERIES B DEBENTURES; POSSIBLE ADVERSE EFFECT ON MARKET PRICE

     At any time, Enterprise may, in its sole discretion, dissolve the Series B Issuer and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, cause the Series B Debentures to be distributed to the holders of the Trust Securities, including the holders of the Series B Capital Securities, provided that Enterprise shall have delivered to the Issuer Trustees (as defined below) an opinion of nationally recognized tax counsel (which may be regular tax counsel to Enterprise or an affiliate but not an employee thereof and which must be acceptable to First Union National Bank, as the Property Trustee for the Series B Issuer (the "Property Trustee")) that any such distribution will not be a taxable event to the owners of the Trust Securities, including the owners of the Series B Capital Securities. There can be no assurance that a trading market will exist for the Series B Debentures.

     There can be no assurance as to the market prices for the Series B Debentures that may be distributed in exchange for the Series B Capital Securities if a dissolution of the Series B Issuer were to occur. Accordingly, the Series B Debentures that a holder of Series B Capital Securities may receive upon such a distribution, or the Series B Capital Securities held pending such a distribution, may trade at a discount to the price that the investor paid to purchase such Series B Capital Securities. Because holders of Series B Capital Securities may receive Series B Debentures at Enterprise's sole discretion, prospective purchasers of Series B Capital Securities are also making an investment decision with regard to the Series B Debentures and should carefully review all the information regarding the Series B Debentures contained herein. See "Certain Terms of the Series B Capital Securities -- Distribution of Series B Debentures" herein and "Description of the Debentures" in the accompanying Prospectus.

RIGHTS UNDER THE SERIES B GUARANTEE

     The Series B Guarantee has been qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). First Union National Bank is the indenture trustee under the Series B Guarantee (the "Guarantee Trustee") for the purposes of compliance with the Trust Indenture Act and holds the Series B Guarantee for the benefit of the holders of the Series B Capital Securities. Under the Series B Guarantee, Enterprise agrees to make the following payments to the holders of the Series B Capital Securities, to the extent not paid by the Series B Issuer: (i) any accumulated and unpaid Distributions on the Series B Capital Securities to the extent that the Series B Issuer has funds available therefor, (ii) the redemption price of any Series B Capital Securities called for redemption to the extent that the Series B Issuer has funds available therefor, and (iii) upon a voluntary or involuntary dissolution and liquidation of the Series B Issuer (unless the Series B Debentures are distributed to holders of the Series B Capital Securities), the lesser of (a) the liquidation amount of $1,000 per Series B Capital Security plus accumulated and unpaid Distributions to the date of payment, and (b) the amount of assets of the Series B Issuer available for distribution to holders of Series B Capital Securities upon such dissolution and liquidation of the Series B Issuer. See "Description of the Guarantee -- General" in the accompanying Prospectus. The holders of at least a majority in aggregate liquidation amount of the Series B Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Series B Guarantee and to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Series B Guarantee. Any holder of the Series B Capital Securities may institute a legal proceeding directly against Enterprise to enforce its rights under the Series B Guarantee without first instituting a legal proceeding against the Series B Issuer, the Guarantee Trustee or any other person or entity. If Enterprise defaults on its obligation to pay amounts payable on the Series B Debentures, the Series B Issuer will not have sufficient funds for the payment of Distributions, amounts payable on redemption of the Series B Capital Securities or amounts payable upon liquidation of the Series B Issuer and, accordingly, holders of the Series B Capital Securities will not be able to rely upon the Series B Guarantee for payment of such amounts. Instead, the Property Trustee or holders of the Series B Capital Securities may enforce the rights of the Series B Issuer under the Series B Debentures against Enterprise pursuant to the terms of the Series B Debentures. The Amended and Restated Trust Agreement of the Series B Issuer (the "Trust Agreement") provides that each holder of Series B Capital

Securities, by acceptance thereof, agrees to the provisions of the Trust Agreement, the Series B Guarantee and the Indenture.

LIMITED VOTING RIGHTS

     Holders of Series B Capital Securities have limited voting rights under the Trust Agreement. Holders of Series B Capital Securities will not be entitled to vote to appoint, remove or replace the Issuer Trustees, which voting rights are vested exclusively in Enterprise as the holder of the Common Securities, except that upon the occurrence of an event of default under the Trust Agreement, the holders of at least a majority in aggregate liquidation amount of the Series B Capital Securities may replace the Property Trustee and the Delaware Trustee (as defined below). See "Description of the Preferred Securities -- Voting Rights; Amendment of Trust Agreement" and " -- Removal of Issuer Trustees" in the accompanying Prospectus.

                          ENTERPRISE CAPITAL TRUST II

     Enterprise Capital Trust II is a statutory business trust created under the laws of the State of Delaware and operated pursuant to the Trust Agreement. The exclusive business of the Series B Issuer is to issue and sell the Trust Securities representing undivided beneficial interests in the assets of the Series B Issuer and to use the proceeds therefrom to purchase the Series B Debentures, to maintain the status of the Series B Issuer as a grantor trust for federal income tax purposes and to engage in only those activities that are necessary, convenient or incidental to the foregoing. Accordingly, the Series B Debentures will be the sole assets of the Series B Issuer and payments on the Series B Debentures will be the sole revenues of the Series B Issuer. Pursuant to the Trust Agreement, Enterprise will be obligated to pay all expenses and liabilities of the Series B Issuer except the Series B Issuer's obligations under the Series B Capital Securities. The Series B Issuer has a term of approximately 54 years, but may be dissolved earlier as provided in the Trust Agreement. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution" in the accompanying Prospectus.

     The business and affairs of the Series B Issuer are conducted by three trustees: (i) First Union National Bank, as Property Trustee; (ii) an affiliate of the Property Trustee with its principal place of business in the State of Delaware, as "Delaware Trustee"; and (iii) one individual who is an officer of or affiliated with Enterprise, as "Administrative Trustee." The Property Trustee, the Delaware Trustee and the Administrative Trustee are collectively referred to herein as the "Issuer Trustees." The Trust Agreement is qualified as an indenture under the Trust Indenture Act and the Property Trustee is the indenture trustee thereunder for the purposes of compliance with the Trust Indenture Act.

     Concurrently with the issuance of the Series B Capital Securities, Enterprise will acquire Common Securities of the Series B Issuer with a liquidation amount equal to 3% of the aggregate liquidation amount of all of the Trust Securities of the Series B Issuer. The Common Securities rank pari passu, and payments will be made thereon pro rata, with the Series B Capital Securities, except that upon the occurrence and continuance of a Debenture Event of Default, the rights of Enterprise, as holder of the Common Securities, to payment of Distributions and payments upon redemption and liquidation will be subordinated to the rights of the holders of the Series B Capital Securities.

     The principal place of business of the Series B Issuer is 80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101 and its telephone number is (973) 430-7000.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

GENERAL

     Enterprise is a public utility holding company that neither owns nor operates any physical properties. Enterprise has two direct, wholly owned subsidiaries, PSE&G and EDHI. Enterprise's principal subsidiary, PSE&G, is an operating public utility engaged principally in the generation, transmission, distribution and sale of electric energy service and in the transmission, distribution and sale of gas service in certain areas of the State of New Jersey. EDHI is the parent of Enterprise's non-utility businesses: Community Energy Alternatives Incorporated ("CEA"), Public Service Resources Corporation ("PSRC"), Energis Resources Incorporated ("Energis"), Enterprise Group Development Corporation ("EGDC"), PSEG Capital Corporation ("Capital") and Enterprise Capital Funding Corporation ("Funding"). The Series B Debentures will be issued by Enterprise and will not represent obligations of PSE&G or EDHI.

                                   Enterprise

                       PSE&G                        EDHI

       CEA      PSRC      Energis        EGDC      Capital        Funding

SEGMENT INFORMATION

     Information related to the segments of Enterprise's business is detailed below:

                                                                                                      NON-UTILITY
                                                                               ELECTRIC      GAS     ACTIVITIES (1)     TOTAL
                                                                               --------    -------   --------------    --------
                                                                                            (MILLIONS OF DOLLARS)
For the Year Ended December 31, 1997:
     Total Operating Revenues...............................................   $  4,188    $ 1,937       $  245        $  6,370
                                                                               --------    -------   --------------    --------
  Depreciation and Amortization.............................................        531         85           14             630
  Operating Income Before Income Taxes......................................        978        328          144           1,450
  Capital Expenditures......................................................        426        131          953           1,510

As of December 31, 1997:
  Net Utility Plant.........................................................      9,352      1,698           --          11,050
  Other Corporate Assets....................................................      3,096        774        3,023           6,893
                                                                               --------    -------   --------------    --------
     Total Assets...........................................................   $ 12,448    $ 2,472       $3,023        $ 17,943
                                                                               ========    =======   ==============    ========
For the Year Ended December 31, 1996:
     Total Operating Revenues...............................................   $  3,944    $ 1,881       $  216        $  6,041
                                                                               --------    -------   --------------    --------
  Depreciation and Amortization.............................................        517         87            3             607
  Operating Income Before Income Taxes......................................        978        234          140           1,352
  Capital Expenditures......................................................        463        140           47             650

As of December 31, 1996:
  Net Utility Plant.........................................................      9,566      1,613           --          11,179
  Other Corporate Assets....................................................      2,840        780        2,116           5,736
                                                                               --------    -------   --------------    --------
     Total Assets...........................................................   $ 12,406    $ 2,393       $2,116        $ 16,915
                                                                               ========    =======   ==============    ========
For the Year Ended December 31, 1995:
     Total Operating Revenues...............................................   $  4,021    $ 1,686       $  186        $  5,893
                                                                               --------    -------   --------------    --------
  Depreciation and Amortization.............................................        503         88            6             597
  Operating Income Before Income Taxes......................................      1,140        179          121           1,440
  Capital Expenditures......................................................        546        140          140             826

As of December 31, 1995:
  Net Utility Plant.........................................................      9,652      1,536           --          11,188
  Other Corporate Assets....................................................      2,730        669        2,230           5,629
                                                                               --------    -------   --------------    --------
     Total Assets...........................................................   $ 12,382    $ 2,205       $2,230        $ 16,817
                                                                               ========    =======   ==============    ========

---------------

(1) The Non-utility Activities include amounts applicable to Enterprise, the parent corporation, and EDHI.

PSE&G

     PSE&G supplies electric and gas service in areas of New Jersey in which approximately 5.5 million people, about 70% of the State's population, reside. PSE&G's electric and gas service area is a corridor of approximately 2,600 square miles running diagonally across New Jersey from Bergen County in the northeast to an area below the City of Camden in the southwest. The greater portion of this area is served with both electricity and gas, but some parts are served with electricity only and other parts with gas only. This heavily populated, commercialized and industrialized territory encompasses most of New Jersey's largest municipalities, including its six largest cities -- Newark, Jersey City, Paterson, Elizabeth, Trenton and Camden -- in addition to approximately 300 suburban and rural communities. This service territory contains a diversified mix of commerce and industry, including major facilities of many corporations of national prominence. PSE&G believes that it has all the franchises (including consents) necessary for its electric and gas operations in the territory it serves. Such franchise rights are not exclusive.

     As of December 31, 1997 and 1996, PSE&G comprised 83% and 88%, respectively, of Enterprise's assets. For each of the years 1997, 1996 and 1995, PSE&G revenues were approximately 96%, 96% and 97%, respectively, of Enterprise's revenues and PSE&G's earnings available to Enterprise for such years were 92%, 87% and 88%, respectively, of Enterprise's net income.

  ELECTRIC GENERATING CAPACITY

     The following table sets forth certain information as to PSE&G's installed generating capacity, in megawatts ("MW"), as of December 31, 1997:

                                                                               INSTALLED
SOURCE                                                                     CAPACITY (1) (MW)    PERCENTAGE
------------------------------------------------------------------------   -----------------    ----------
Conventional Steam Electric:
  Oil-fired (2).........................................................          1,531              15%
  Coal-fired New Jersey (3).............................................          1,248              12%
  Coal-fired Pennsylvania (mine mouth) (4)..............................            770               7%
Combustion Turbine (5)..................................................          2,724              27%
Combined Cycle..........................................................            922               9%
Diesel (4)..............................................................              5               0%
Nuclear (4):
  New Jersey............................................................          1,921              19%
  Pennsylvania..........................................................            930               9%
Pumped Storage (4) (5)..................................................            200               2%
                                                                               --------         ----------
  Total.................................................................         10,251             100%
                                                                               ========         ==========

        -----------------------

        (1) Excludes 687 MW of non-utility generation, 352 MW of capacity sales to Delmarva Power & Light Company (DP&L), Allegheny Power System and GPU, Inc. and 50 MW of capacity purchases from GPU, Inc.

        (2) Units with aggregate capacity of 836 MW can also burn gas.

        (3) Can also burn gas.

        (4) PSE&G share of jointly owned facilities.

        (5) Primarily used for peaking purposes.

     The capacity available at any time may be less than the installed capacity noted in the table above because of temporary outages for inspection, maintenance, repairs, legal and regulatory requirements or unforeseen circumstances. The maximum one-hour demand (peak load) which PSE&G experienced in 1997 was 9,548 MW, which occurred on July 15, 1997, when the day's output was 184,357 megawatt-hours ("MWH") of electricity. This was an all time record, surpassing the old record of 9,467 MW, which occurred on August 2, 1995, when the day's output was 182,404 MWH of electricity.

     PSE&G expects to be able to continue to meet the demand for electricity on its system through operation of available equipment and by power purchases. However, if periods of unusual demand should coincide with outages of equipment, PSE&G could find it necessary at times to reduce voltage or curtail load in order to safeguard the continued operation of its system.

  GAS OPERATIONS AND SUPPLY

     PSE&G supplies its gas customers principally with natural gas. PSE&G supplements natural gas with purchased refinery/landfill gas and liquified petroleum gas produced from propane. The adequacy of supply of all types of gas is affected by the nationwide availability of all sources for energy production.

     As of December 31, 1997, the daily gas capacity of PSE&G was as follows:

TYPE OF GAS                                                                                THERMS PER DAY
----------------------------------------------------------------------------------------   --------------
Natural gas.............................................................................     23,099,000
Liquified petroleum gas.................................................................      2,200,000
Refinery/landfill gas...................................................................        323,000
                                                                                           --------------
  Total.................................................................................     25,622,000
                                                                                           ==============

     About 40% of the daily gas capacity is high load factor natural gas and is available every day of the year. The remainder comes from field storage, liquified natural gas, seasonal sales, contract peaking supply, propane and refinery/landfill gas. PSE&G's total gas sold to and transported for its various customer classes in 1997 was 4.1 billion therms. Included in this amount is 1.0 billion therms of gas delivered to customers under PSE&G's transportation tariffs and individual cogeneration contracts. During 1997, PSE&G purchased approximately 3.7 billion therms of gas for its combined gas and electric operations directly from natural gas producers and marketers. These supplies were transported to New Jersey by PSE&G's four interstate pipeline suppliers.

     The majority of PSE&G's gas supply contracts expire at various times over the next 10 years. PSE&G does not presently anticipate any difficulty in negotiating replacement contracts. Since the quantities of gas available to PSE&G under its supply contracts are more than adequate in warm months, PSE&G nominates part of such quantities for storage, to be withdrawn during the winter season under storage contracts with its principal suppliers. Underground storage capacity currently is approximately 770 million therms. PSE&G does not presently anticipate any difficulty in obtaining adequate supplies of natural gas.

EDHI

     EDHI is the parent of Enterprise's non-utility businesses: CEA, an investor in and developer and operator of projects in the generation, transmission and distribution of energy, including cogeneration and independent power production facilities, electric distribution companies, exempt wholesale generators ("EWGs") and foreign utility companies ("FUCOs"); PSRC, which makes primarily passive investments; Energis, which provides a variety of energy related services to industrial and commercial customers both within and outside of PSE&G's traditional service territory and EGDC, a nonresidential real estate development and investment business which is being exited. EDHI also has two finance subsidiaries: Capital, which provides privately-placed debt financing to EDHI's operating subsidiaries, except Energis, on the basis of a minimum net worth maintenance agreement with Enterprise and Funding, which provides privately-placed debt financing to PSRC, CEA and their subsidiaries, which debt is guaranteed by EDHI, but without direct support from Enterprise.

  CEA

     CEA develops, acquires, owns and operates cogeneration and independent power facilities in the United States, Asia, the Pacific Rim, Europe, Latin America and the Middle East. It is an internationally established participant in the non-utility electric-generating business. CEA has assets of more than $1 billion with investments in 26 power projects worldwide representing more than 2,700 MW of electric-generation capacity and nearly 120,000 square miles of distribution area.

     During 1997, CEA's investment activities included:

          Acquisition of approximately 30% of a Brazilian electric distribution company serving customers in the State of Rio Grande Do Sul, located in Southern Brazil. The total purchase price was $1.49 billion of which CEA's share was $498 million. This investment is an exempt FUCO.

          Acquisition with a partner of a 90% interest in two Argentine electric distribution companies serving the Buenos Aires Province for $565 million. CEA's indirect ownership of the two companies is 30%. Each of these investments is an exempt FUCO.

          Acquisition of a 49% interest in an operating 180 MW oil-fired cogeneration plant located on the island of Oahu in Hawaii. This investment is a U.S. domestic qualifying facility.

          Acquisition of an 80% interest in a 30 MW coal-fired cogeneration plant in the Jiangsu Province of China which is currently under construction. This investment is a foreign EWG.

          Acquisition of 27% and 50% ownership interests in energy development companies located in the Philippines and Thailand, respectively. The project in the Philippines is a foreign EWG and the Thai investment is a power development company.

     The aggregate investment made in 1997 was approximately $852 million, of which $233 million was financed with non-recourse debt.

     In May 1998, CEA sold its 50% interests in two domestic cogeneration plants at a book gain.

  PSRC

     PSRC manages a portfolio of over 60 separate investments across a wide spectrum of industry segments and asset types, including leveraged and direct financing leases, project financing, venture capital funds, leveraged buyout funds, real estate limited partnerships and securities. This diversified portfolio seeks to provide earnings stability and tax advantaged returns in non-regulated opportunities as well as incremental earnings. In recent years, its focus has been on energy-related investments and that sector represented 38% of its $1.6 billion investment portfolio at year-end 1997.

     During 1997, PSRC entered into leveraged leases of four power plants: one located in the United Kingdom and three in the Netherlands. The aggregate of these investments was approximately $145 million.

     Also during 1997, PSRC's investments in certain collateralized bond obligation securities and its equity investment in the underlying limited partnership were liquidated. Also in 1997, PSRC sold a DC10 aircraft, which was subject to a direct financing lease. The aggregate proceeds from these asset sales was approximately $62 million, which approximated the book cost of the assets sold.

     In January 1998, the lessee of one of PSRC's leveraged leases exercised an early buyout option contained in the lease. As a result, in 1998, PSRC received approximately $59 million of proceeds resulting in an after-tax gain of approximately $6 million.

     In March 1998, PSRC entered into a leveraged lease of a natural gas distribution network in the Netherlands and, in April 1998, acquired a lease of a domestic gas-fired steam electric generating station. The aggregate of these investments totaled approximately $130 million.

  ENERGIS

     Energis offers a wide variety of services to help customers reduce costs and improve related energy efficiencies. These include Business Solutions, including diverse energy management, operation and maintenance services; Financial Solutions, including financing plans to help customers upgrade equipment and reduce energy costs; and Energy Supply, including natural gas and electricity.

     Energis operates from Maine to Maryland and continues to expand its customer base to more than 5,000 businesses and increase its capabilities in providing energy services to customers, including:

          Securing over 800 new business customers during a Pennsylvania Electric Pilot Program and more than 1,000 new customers during a New York Electric Pilot Program.

          Acquiring, in January 1998, a diversified mechanical service contractor which provides services to commercial and industrial clients in Pennsylvania, New Jersey and Delaware.

          Entering into a strategic alliance to market and service compact, portable generators.

  OUTLOOK

     CEA, PSRC and Energis are the growth vehicles for EDHI and Enterprise. During the next five years, EDHI's capital requirements are expected to be provided from additional debt financing, operational cash flows and equity capital. A significant portion of CEA's growth is expected to occur in the international arena due to the current and anticipated growth in electric demand and the privatization of electric transmission and distribution assets in certain regions of the world. PSRC will continue its focus on investments related to the energy business. Energis will continue to expand its energy related services to industrial and commercial customers.

RECENT DEVELOPMENTS

  NEW JERSEY ENERGY MASTER PLAN

     An issue which will continue to have a major impact on Enterprise and PSE&G is the New Jersey Board of Public Utilities' (BPU) final report regarding Phase II (final Phase II report) of the Energy Master Plan addressing wholesale and retail electric competition in New Jersey. In accordance with the final Phase II report, PSE&G filed a proposal regarding competition and rates with the BPU in July 1997. The BPU is in the process of reviewing filings of all New Jersey electric utilities and is currently holding hearings. The hearings on PSE&G's proposal have concluded and a decision expected during the third quarter of 1998. The decision of the BPU in the Energy Master Plan proceeding and the legislation required to implement certain aspects of electric restructuring, if enacted into law, will establish the industry rules for the future. These actions are expected to fundamentally change the electric industry in New Jersey by introducing retail competition to replace the utilities' former monopoly position and potentially requiring or resulting in the separation or sale of generation assets. The outcome of these proceedings could have a material adverse impact on Enterprise's and PSE&G's financial condition, results of operations and net cash flows.

  SALEM OPERATIONS

     PSE&G has an ownership interest in five nuclear generating units and operates three of these, the Salem Nuclear Generating Station, Units 1 and 2 ("Salem 1 and 2"), and the Hope Creek Nuclear Generating Station. PECO Energy Company operates the Peach Bottom Atomic Power Station Units 2 and 3. Salem 1 and 2 were taken out of service by PSE&G in the second quarter of 1995 and have undergone substantial refurbishment. Salem 2 returned to service on August 30, 1997 and Salem 1 returned to service on April 17, 1998.

RATIO OF EARNINGS TO FIXED CHARGES

     Enterprise's ratio of earnings to fixed charges for each of the periods indicated is as follows:

        YEARS ENDED DECEMBER 31,
----------------------------------------     12 MONTHS ENDED
1993     1994     1995     1996     1997     MARCH 31, 1998
----     ----     ----     ----     ----     ---------------
2.57     2.84     2.78     2.68     2.61           2.77

     The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income, to which has been added fixed charges and taxes based on income of Enterprise and its subsidiaries. Fixed charges consist of interest charges, an interest factor in rentals and preferred securities dividend requirements of subsidiaries.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Series B Capital Securities and the Common Securities will be used by the Series B Issuer to purchase the Series B Debentures from Enterprise. The net proceeds from the sale of the Series B Debentures will be used by Enterprise for general corporate purposes, including additional investments in its non-utility businesses and the reimbursement of its treasury for funds expended therefor.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Enterprise and its subsidiaries as of March 31, 1998 and as adjusted to give effect to the issuance of the Series B Capital Securities offered hereby and the use of proceeds therefrom. The following data should be read in conjunction with the consolidated financial statements and notes thereto of Enterprise and its subsidiaries incorporated herein by reference.

                                                                                                        AS OF MARCH 31, 1998
                                                                                                       ----------------------
                                                                                                            (UNAUDITED)
                                                                                                       ACTUAL     AS ADJUSTED
                                                                                                       -------    -----------
                                                                                                           (IN MILLIONS)
Common Equity
  Common Stock......................................................................................   $ 3,603      $ 3,603
  Retained Earnings.................................................................................     1,679        1,676
  Foreign Currency Translation Adjustment...........................................................       (21)         (21)
                                                                                                       -------    -----------
     Total Common Equity............................................................................     5,261        5,258
Preferred Stock without mandatory redemption........................................................        95           95
Preferred Stock with mandatory redemption...........................................................        75           75
Monthly Guaranteed Preferred Beneficial Interest in PSE&G's Subordinated Debentures.................       210          210
Quarterly Guaranteed Preferred Beneficial Interest in PSE&G's Subordinated Debentures...............       303          303
Trust Preferred Securities..........................................................................       225          525
Long-Term Debt......................................................................................     4,733        4,733
                                                                                                       -------    -----------
     Total Capitalization...........................................................................   $10,902      $11,199
                                                                                                       =======    ===========

                CERTAIN TERMS OF THE SERIES B CAPITAL SECURITIES

     The following summary of certain terms and provisions of the Series B Capital Securities supplements the description of the terms and provisions of the Preferred Securities set forth in the accompanying Prospectus under the heading "Description of the Preferred Securities," to which description reference is hereby made.

DISTRIBUTIONS

     The Series B Capital Securities represent undivided beneficial interests in the assets of the Series B Issuer, the sole assets of which will be the Series B Debentures. Distributions on the Series B Capital Securities are cumulative and will accumulate from the date of original issuance at the applicable Distribution Rate. See " -- Determination of Distribution Rate." Distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1998. In the event that a Distribution Date is not a Business Day (as defined below), payment of such Distributions will be made on the next succeeding Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on such date. Each date on which Distributions are payable in accordance with the foregoing is referred to herein as a "Distribution Date". A "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York or the State of New Jersey are authorized or required by law or executive order to close. Each period beginning on, and including, the date of original issuance, and ending on, but excluding, the first Distribution Date, and each successive period, so beginning on a Distribution Date and so ending on but excluding the next succeeding Distribution Date, is herein called a "Distribution Period."

     Distributions on the Series B Capital Securities will be payable to the holders thereof as they appear on the securities register of the Series B Issuer on the relevant record date, which, as long as the Series B Capital Securities remain in book-entry-only form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "Description of the Preferred Securities -- Book-Entry-Only
Issuance -- The Depository Trust Company" in the accompanying Prospectus. Distributions in arrears after the quarterly payment date therefor will accumulate additional Distributions (to the extent permitted by law) compounded quarterly at the Distribution Rate. The term "Distributions," as used herein, shall include any such additional Distributions.

     So long as no Debenture Event of Default has occurred and is continuing, Enterprise has the right at any time and from time to time to defer the payment of interest by extending the interest payment period on the Series B Debentures for up to 20 consecutive quarters, provided that any such Extension Period shall not extend beyond the maturity or any redemption date of the Series B Debentures. As a consequence, quarterly Distributions on the Series B Capital Securities would be deferred by the Series B Issuer during any Extension Period, but the amount of Distributions to which holders of the Series B Capital Securities would be entitled would continue to accumulate at the Distribution Rate, as determined by the Calculation Agent on a quarterly basis, compounded quarterly. During any Extension Period, Enterprise may not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of Enterprise's capital stock. Prior to the termination of any Extension Period, Enterprise may shorten or further extend the interest payment period on the Series B Debentures, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity or any redemption date of the Series B Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Enterprise may elect to begin a new Extension Period, subject to the above requirements. See "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount" herein and "Description of the Debentures -- Option to Extend Interest Payment Period" in the accompanying Prospectus. Enterprise has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Series B Debentures.

     The Series B Capital Securities are issued in the form of one or more global securities and The Depository Trust Company ("DTC") or any successor depositary will act as depositary for the Series B Capital Securities. See "Description of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" in the accompanying Prospectus. Payments on the Series B Capital Securities represented by a global security will be made in immediately available funds to DTC, as the depositary for the Series B Capital Securities. In the event that the Series B Capital Securities are issued in certificated form, the payment of Distributions and payments on redemption or liquidation will be payable, the transfer of the Series B Capital Securities will be registerable and Series B Capital Securities will be exchangeable at the corporate office of the Property Trustee in Newark, New Jersey, or at the offices of any other paying agent or transfer agent appointed by the Administrative Trustee; provided, however, that the payment of Distributions may be made at the option of the Property Trustee by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Series B Capital Securities are issued in certificated form, the record dates for the payment of Distributions will be the 15th day of the last month of each quarter, whether or not a Business Day.

DETERMINATION OF DISTRIBUTION RATE

     The Distribution Rate in respect of the Series B Capital Securities will be a floating rate per annum reset, quarterly, determined by reference to 3-Month
LIBOR, determined as described below, plus a margin of     %. "3-Month LIBOR"
means the London interbank offered rate for three-month U.S. dollar deposits and, with respect to any Distribution Period, will be calculated by First Union National Bank or any successor appointed by Enterprise as Calculation Agent, as permitted by the Indenture (the "Calculation Agent") as follows:

      (a) On the second Market Day (as defined below) preceding the commencement of such Distribution Period (each, a "Determination Date"), 3-Month LIBOR will be determined on the basis of the offered rate for deposits of not less than U.S. $1,000,000 for a period of three months (the "Index Maturity"), commencing on such Market Day, which appears on the display designated as Page 3750 on the Dow Jones Markets Limited (or such other page as may replace Page 3750 on that service (or any successor service) for the purpose of displaying London interbank offered rates of major banks) ("Telerate Page 3750") as of 11:00 a.m., London time on such Market Day. If no such offered rate appears, 3-Month LIBOR with respect to such Distribution Period will be determined as described in (b) below.

      (b) With respect to a Determination Date on which no such offered rate appears on Telerate Page 3750 as described in (a) above, 3-Month LIBOR shall be the arithmetic mean, expressed as a percentage, of the offered rates for deposits in U.S. dollars for the Index Maturity which appears on the display designated as "LIBO" on the Reuter Monitor Money Market Rates Service (or such other page as may replace the LIBO page on that service (or any successor service) for the purpose of displaying London interbank offered rates of major banks) ("Reuters Screen LIBO Page") as of 11:00 a.m., London time, on such Market Day. If, in turn, such rate is not displayed on the Reuters Screen LIBO Page at such time, the Calculation Agent will obtain from each of four reference banks in London selected by the Calculation Agent (the "Reference Banks") such bank's offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on such Market Day for deposits in U.S. dollars for the Index Maturity to prime banks in the London interbank market. If two or more such quotations are provided as requested, then 3-Month LIBOR for such Market Day shall be the arithmetic mean of such quotations. If, in turn, fewer than two such quotations are provided as requested, then 3-Month LIBOR for such Market Day will be obtained from the preceding Market Day for which the Reuters Screen LIBO Page displayed an offered rate for deposits in U.S. dollars for the Index Maturity.

      (c) If on any Determination Date, the Calculation Agent is required but unable to determine 3-Month LIBOR in the manner provided in paragraphs (a) and
 (b) above, 3-Month LIBOR for such Distribution Period shall be 3-Month LIBOR as determined on the immediately preceding Determination Date.

     The term "Market Day" means any day on which commercial banks and foreign exchange markets are open for business (including dealings in foreign exchange and foreign currency deposits) in The City of New York and The City of London.

     The Distribution Rate for any Distribution Period will at no time be higher than the maximum rate then permitted by applicable law.

     All percentages resulting from any calculations referred to in this Prospectus Supplement will be rounded, if necessary, to the nearest multiple of 1/100 of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).

     The Calculation Agent shall, as soon as practicable after 11:00 a.m., London time, on each Determination Date, determine the Distribution Rate and calculate the amount of Distributions payable in respect of the Distribution Period related to such Determination Date (the "Distribution Amount"). The Distribution Amount shall be calculated by applying the Distribution Rate to the Liquidation Amount of each Series B Capital Security outstanding at the commencement of the Distribution Period, multiplying each such amount by the actual number of days in the applicable Distribution Period divided by 360 and rounding the resultant figure to the nearest cent (with one-half cent or more being rounded upwards). The determination of the Distribution Rate and the Distribution Amount by the Calculation Agent will (in the absence of willful default, bad faith or manifest error) be final, conclusive and binding on all concerned. None of the Issuer Trustees, the Debenture Trustee, the Calculation Agent, the Series B Issuer or Enterprise (or any of their respective officers, directors, agents, beneficiaries, employees or affiliates) shall have any liability to any person for (i) the selection of any Reference Bank or (ii) any inability to retain major banks in the London interbank market, in the case of the Calculation Agent, which is caused by circumstances beyond its reasonable control.

NOTIFICATION AND FINALITY

     The Calculation Agent will cause the Distribution Rate, the Distribution Amount in respect of each Series B Capital Security and the Distribution Date for each Distribution Period to be given to the Property Trustee, the Debenture Trustee and each of the paying agents appointed by the Series B Issuer in relation to the Series B Capital Securities, in each case as soon as practicable after the determination thereof but in no event later than the second Business Day of the applicable Distribution Period. The Property Trustee will cause the Distribution Rate, the Distribution Amount in respect of each Series B Capital Security and the Distribution Date for each Distribution Period to be given to each holder of Series B Capital Securities at the address of such holder set forth in the securities register with respect to the Series B Capital Securities. So long as the Series B Capital Securities are represented by global certificates registered in the name of DTC or its nominee, notices to the holders of Series B Capital Securities will be given by delivery of the notice to DTC for communication by DTC to its Participants in accordance with its customary procedures.

     Upon the request of a holder of a Series B Capital Security, the Calculation Agent will provide the Distribution Rate then in effect and, if determined, the Distribution Rate for the next Distribution Period with respect to the Series B Capital Securities. Each such Distribution Rate may be obtained by telephoning the Calculation Agent at 973-430-4016.

     All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions relating to the payment and calculation of Distributions on the Series B Capital Securities, whether by the Reference Banks (or any of them) or the Calculation Agent, will (in the absence of willful default, bad faith or manifest error) be binding on the Series B Issuer, Enterprise, the

Issuer Trustees, the Debenture Trustee, the Calculation Agent and all of the holders of the Series B Capital Securities, and no liability will (in the absence of willful default, bad faith or manifest error) attach to the Calculation Agent in connection with the exercise or non-exercise by it of its powers, duties and discretion.

REDEMPTION

     Upon the payment of the Series B Debentures at maturity or upon redemption as provided in the Indenture, the proceeds from such payment will be applied by the Property Trustee to redeem a Like Amount of the Trust Securities, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the aggregate liquidation amount plus accumulated and unpaid Distributions to the date of redemption (the "Redemption Price"). See "Certain Terms of the Series B Debentures -- Redemption."

     "Like Amount" means (i) with respect to a redemption of the Trust Securities, Trust Securities having an aggregate liquidation amount equal to the principal amount of Series B Debentures to be paid in accordance with the Indenture and (ii) with respect to a distribution of Series B Debentures to holders of Trust Securities in connection with a dissolution and liquidation of the Series B Issuer, Series B Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Securities in exchange for which such Series B Debentures are distributed.

SPECIAL EVENT REDEMPTION

     If a Tax Event or an Investment Company Event (each, a "Special Event") has occurred and is continuing, Enterprise has the right to redeem the Series B Debentures, in whole but not in part, and therefore cause a mandatory redemption of the Trust Securities, in whole but not in part, at the Redemption Price within 90 days following the occurrence of such Special Event.

     "Tax Event" means that Enterprise shall have received an opinion of counsel (which may be counsel to Enterprise or an affiliate but not an employee thereof and which must be acceptable to the Property Trustee) experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of original issuance of the Series B Capital Securities, there is more than an insubstantial risk that (i) the Series B Issuer is, or will be, subject to federal income tax with respect to interest on the Series B Debentures, (ii) interest payable by Enterprise on the Series B Debentures is not, or will not be, deductible by Enterprise for federal income tax purposes or (iii) the Series B Issuer is, or will be, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges.

     "Investment Company Event" means the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that the Series B Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Series B Capital Securities.

DISTRIBUTION OF SERIES B DEBENTURES

     At any time, Enterprise may, in its sole discretion, dissolve the Series B Issuer and, after satisfaction of liabilities of creditors of the Trust, cause a Like Amount of Series B Debentures to be distributed to the holders of the Trust Securities in liquidation of the Series B Issuer upon 30 days' prior notice to the holders of the Trust Securities, provided that Enterprise shall have delivered to the Issuer Trustees an opinion of nationally recognized tax counsel (which may be regular tax counsel to Enterprise or an affiliate but not an employee thereof and which must be acceptable to the Property Trustee) that any such distribution will not be a taxable event to the owners of the Trust Securities for federal income tax purposes. In addition, the Series B Debentures may be distributed to holders of Trust Securities in certain other circumstances as described under "Certain Terms of the Preferred Securities -- Liquidation Distribution Upon Dissolution" in the accompanying Prospectus.

LIQUIDATION AMOUNT

     The amount payable on the Series B Capital Securities in the event of the dissolution and liquidation of the Series B Issuer is $1,000 per Series B Capital Security plus accumulated and unpaid Distributions to the date of payment, unless, in connection therewith, the Series B Debentures are distributed to the holders of the Trust Securities.

                    CERTAIN TERMS OF THE SERIES B DEBENTURES

     The following summary of certain terms and provisions of the Series B Debentures supplements the description of the terms and provisions of the Debentures set forth in the accompanying Prospectus under the heading "Description of the Debentures," to which description reference is hereby made.

     The Series B Debentures are issued pursuant to the Indenture. The Series B Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Indebtedness of Enterprise.

INTEREST RATE; MATURITY

     Concurrently with the issuance of the Series B Capital Securities, the Series B Issuer is investing the proceeds thereof, together with the consideration paid by Enterprise for the Common Securities, in the Series B Debentures. The Series B Debentures will be issued as a series of Debentures under the Indenture. The Series B Debentures will mature on June 30, 2028. The Series B Debentures will bear interest at the then applicable Distribution Rate, payable quarterly in arrears and reset on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1998. Interest which is accrued and unpaid after the quarterly payment date therefor will bear additional interest on the amount thereof (to the extent permitted by law) at the Distribution Rate, compounded quarterly. The term "interest," as used herein, shall include quarterly interest payments and interest on quarterly interest payments in arrears, as applicable. In addition, during any time that the Property Trustee is the holder of the Series B Debentures, Enterprise will be required to pay such additional amounts on the Series B Debentures as may be necessary in order that the Distribution Amount then due and payable by Enterprise on the Series B Debentures shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Series B Issuer has become subject as a result of a Tax Event. The interest payment provisions for the Series B Debentures correspond to the Distribution provisions of the Series B Capital Securities.

REDEMPTION

     The Series B Debentures are redeemable prior to maturity at the option of Enterprise at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date (i) at any time on or after June 30, 2003, in whole or in part, or (ii) if a Special Event has occurred and is continuing, in whole but not in part.

DISTRIBUTION OF SERIES B DEBENTURES

     If Series B Debentures are distributed to the holders of the Trust Securities upon the dissolution and liquidation of the Series B Issuer, the Series B Debentures will be issued in denominations of $1,000 and integral multiples thereof. If distributed to the holders of the Trust Securities, it is anticipated that the Series B Debentures would be distributed in the form of one or more global securities and DTC, or any successor depositary for the Series B Capital Securities, would act as depositary for the Series B Debentures. The depositary arrangements for the Series B Debentures would be substantially similar to those in effect for the Series B Capital Securities. None of Enterprise, the Debenture Trustee, any paying agent or any other agent of Enterprise or the Debenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such Series B Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "Description of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" in the accompanying Prospectus.

     Payments on the Series B Debentures represented by a global security will be made in immediately available funds to DTC, as the depositary for the Series B Debentures. In the event that the Series B Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Series B Debentures will be registrable and the Series B Debentures will be exchangeable for Series B Debentures of other authorized denominations of a like aggregate principal amount, at the corporate office of the Debenture Trustee in Newark, New Jersey, or at the offices of any other paying agent or transfer agent appointed by Enterprise; provided, however, that payment of interest may be made at the option of Enterprise by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Series B Debentures are issued in certificated form, the record dates for payment of interest will be the 15th day of the last month of each quarter, whether or not a Business Day.

     If the Series B Debentures are distributed to the holders of the Trust Securities upon the dissolution and liquidation of the Series B Issuer, the Distribution Rate will continue to be determined in the same manner as set forth above (see "Certain Terms of the Series B Capital Securities -- Determination of Distribution Rate"), calculated by First Union National Bank or any successor appointed by Enterprise as Calculation Agent, as permitted by the Indenture. There can be no assurance that a trading market will exist for any Series B Debentures so distributed.

                             UNITED STATES TAXATION

GENERAL

     This section is a summary of certain federal income tax considerations that may be relevant to prospective purchasers of Series B Capital Securities and is the opinion of Ballard Spahr Andrews & Ingersoll, LLP, special tax counsel to Enterprise and the Series B Issuer, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Unless otherwise stated, this summary deals only with Series B Capital Securities held as capital assets and does not deal with special classes of holders, such as dealers in securities or currencies, life insurance companies, persons holding Series B Capital Securities as a hedge against or which are hedged against currency risks or as a part of a straddle or persons whose functional currency is not the United States dollar.

     POTENTIAL INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE OF SERIES B CAPITAL SECURITIES PURSUANT TO THE OFFERING MADE HEREBY AND OF THE OWNERSHIP AND DISPOSITION OF SERIES B CAPITAL SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER LAWS.

     In the opinion of Ballard Spahr Andrews & Ingersoll, LLP, the Series B Debentures will be treated as indebtedness for federal income tax purposes. However, holders of Series B Capital Securities should note that the IRS may attempt to treat the Series B Debentures as equity rather than indebtedness for tax purposes, as described below. If the IRS were successful in such attempt, the Series B Debentures would be subject to redemption at the option of Enterprise as described under "Certain Terms of the Series B
Debentures -- Redemption" and "Certain Terms of the Series B Capital
Securities -- Special Event Redemption."

     Prospective investors should be aware that the IRS has proposed to disallow interest deductions claimed by Enron on two issues of long-term, subordinated debentures providing for deferral of interest which were treated as debt obligations of the issuer for federal income tax purposes and as an equity or minority interest in the issuer for financial accounting and rating agency purposes and that this issue is now in litigation. (Enron Corp. v. Commissioner Tax Ct. Dkt. No. 6149-98.) There can be no assurance that Enron will prevail in this litigation, if it is not settled or, if Enron does prevail, that the IRS nevertheless may seek to disallow the deductions that Enterprise intends to claim for interest paid on the Series B Debentures.

     In addition, from time to time, the Clinton Administration has proposed certain tax law changes that would, among other things, generally deny interest deductions to a corporate issuer if the debt instrument has a term exceeding 20 years and is not reflected as indebtedness on such issuer's consolidated balance sheet. Because the term of the Series B Debentures exceeds 20 years, if a proposal of this sort were to become effective retroactively, Enterprise would be precluded from deducting interest on the Series B Debentures. In the opinion of Ballard Spahr Andrews & Ingersoll, LLP, under current law, interest on the Series B Debentures is deductible. There can be no assurance, however, that a legislative proposal which would affect the ability of Enterprise to deduct interest on the Series B Debentures might not be adopted which, in turn, might give rise to a Tax Event and, accordingly,

Enterprise's optional right to redeem the Series B Debentures, thereby causing a mandatory redemption of Series B Capital Securities, as described under "Certain Terms of the Series B Capital Securities -- Special Event Redemption."

INCOME FROM SERIES B CAPITAL SECURITIES

     In connection with the issuance of the Series B Debentures, in the opinion of Ballard Spahr Andrews & Ingersoll, LLP, under current law and assuming full compliance with the terms of the Trust Agreement, the Series B Issuer will be classified as a grantor trust and not as an association taxable as a corporation or partnership for federal income tax purposes.

     As a consequence, each owner of Series B Capital Securities will be considered the owner of a pro rata portion of the Series B Debentures held by the Series B Issuer. As a further consequence, each owner of Series B Capital Securities will be required to include in gross income his or her pro rata share of the income accrued on the Series B Debentures held by the Series B Issuer. Such income should not exceed Distributions received by the owners of Series B Capital Securities on the Series B Capital Securities except in limited circumstances described under " -- Potential Extension of Interest Payment Period and Original Issue Discount." No portion of such income will be eligible for the dividends-received deduction available to corporate taxpayers.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

     Under the Indenture, Enterprise may from time to time extend the interest payment period on the Series B Debentures for up to 20 consecutive quarters but not beyond the maturity or any redemption date of the Series B Debentures. Recently issued Treasury regulations under Section 1273 of the Code provide that debt instruments like the Series B Debentures will not be considered issued with "original issue discount" ("OID") by reason of Enterprise's option to defer payments of interest if the likelihood of deferral is "remote."

     Enterprise has concluded, and this discussion assumes, that, as of the date of this Prospectus Supplement, the likelihood of exercise of that option is "remote" within the meaning of the applicable regulations, in part because exercising that option would prevent Enterprise from declaring or paying any dividend on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, its capital stock. Therefore, the Series B Debentures should not be treated as issued with OID by reason of Enterprise's deferral option. Rather, stated interest on the Series B Debentures will generally be taxable to a United States holder as ordinary income when paid or accrued in accordance with that holder's method of accounting for income tax purposes. It should be noted, however, that these regulations have not yet been addressed in any ruling or other interpretations by the IRS. Accordingly, it is possible that the IRS could take a position contrary to the interpretation described herein.

     In the event Enterprise exercises its option to defer payments of interest, the Series B Debentures would be treated as reissued for OID purposes and the sum of the remaining interest payments (and any de minimis OID) on the Series B Debentures would thereafter be treated as OID, which would accrue, and be includible in a United States holder's taxable income, on an economic accrual basis (regardless of the United States holder's method of accounting for income tax purposes) over the remaining term of the Series B Debentures (including any period of interest deferral), without regard to the timing of payments under the Series B Debentures. (Subsequent distributions of interest on the Series B Debentures generally would not be taxable.) The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the Series B Debentures in that period at the applicable interest rate as determined on a quarterly basis. Consequently, during any period of interest deferral, United States holders would include OID in gross income in advance of the receipt of cash, and a United States holder which disposes of a Series B Capital Security prior to the record date for payment of interest on the Series B Debentures following that period would be subject to income tax on OID accrued through the date of disposition (and not previously included in income), but would not receive cash from the Series B Issuer with respect to that OID.

     If Enterprise's option to defer payments of interest were not treated as remote, the Series B Debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest (plus any de minimis OID) over the term of the Series B Debentures. That OID would generally be includible in a United States holder's taxable income, over the term of the Series B Debentures, on an economic accrual basis.

DISPOSITION OF THE SERIES B CAPITAL SECURITIES

     Gain or loss will be recognized on a sale, including a redemption for cash, of Series B Capital Securities (which represent undivided beneficial interests in the Series B Debentures) in an amount equal to the difference between the amount realized and the tax basis of an owner of Series B Capital Securities in his or her pro rata share of the Series B Debentures. Gain or loss recognized by an owner of Series B Capital Securities on the sale or exchange of Series B Capital Securities generally will be taxable as capital gain or loss and in the case of noncorporate holders will be subject to tax at the rates applicable to mid-term gain if the Series B Capital Securities have been held for more than one year but less than 18 months or at the rates applicable to adjusted net capital gains if the Series B Capital Securities have been held for more than 18 months on the date of sale.

UNITED STATES ALIEN HOLDERS

     For purposes of this discussion, a "United States Alien Holder" is any holder or beneficial owner who or which is (i) a nonresident alien individual,
(ii) a foreign corporation, partnership or estate, in either case not subject to federal income tax on a net income basis in respect of a Series B Capital Security or (iii) a trust over the administration of which a court in the United States is able to exercise primary jurisdiction and all substantial directions of which one or more United States persons have authority or control.

     Under present federal income tax law, subject to the discussion below with respect to backup withholding:

     (i) payments by the Series B Issuer or any of its paying agents to any United States Alien Holder will not be subject to federal withholding tax, provided that (a) the owner of the Series B Capital Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Enterprise, (b) the owner of the Series B Capital Securities is not a controlled foreign corporation that is related to Enterprise through stock ownership and (c) either (1) the owner of the Series B Capital Securities certifies to the Series B Issuer or its agent, under penalties of perjury, that it is a United States Alien Holder and provides its name and address or (2) the holder of the Series B Capital Securities is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and such holder certifies to the Series B Issuer or its agent, under penalties of perjury, that such statement has been received from the owner by it or by a financial institution between it and the owner and furnishes the payor with a copy thereof; and

     (ii) a United States Alien Holder of a Series B Capital Security will not be subject to federal income or withholding tax on any gain realized on the sale or exchange of a Series B Capital Security unless such person is present in the United States for 183 days or more in the taxable year of sale and such person has a "tax home" in the United States or certain other requirements are met.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments to noncorporate United States holders of the proceeds of the sale of the Series B Capital Securities within the United States and "backup withholding" at a rate of 31% will apply to such payments if the seller fails to provide a correct taxpayer identification number. Information reporting requirements and backup withholding will also apply to original issue discount allocable to noncorporate United States holders of the Series B Capital Securities if the seller fails to provide a correct taxpayer identification number.

     Payments of the proceeds from the sale by a United States Alien Holder of Series B Capital Securities made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that, if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payment. Payments of the proceeds from a sale of Series B Capital Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding. Effective for payments made after December 31, 1999, subject to certain transition rules, certain modifications to the backup withholding and information rules described above will be applicable. Prospective investors should consult their own tax advisors concerning these new rules.

RECEIPT OF SERIES B DEBENTURES UPON LIQUIDATION OF THE SERIES B ISSUER

     Enterprise may cause the Series B Issuer to be dissolved and cause the Series B Debentures to be distributed to the holders of Series B Capital Securities in liquidation of such holders' interests in the Series B Issuer, provided that Enterprise has delivered to the Issuer Trustees an opinion of nationally recognized tax counsel (which may be regular tax counsel to Enterprise or an affiliate but not an employee thereof and which must be acceptable to the Property Trustee) that any such distribution will not be a taxable event to the owners of the Series B Capital Securities for federal income tax purposes. Under current federal income tax law and assuming the Series B Issuer is treated as a grantor trust, such a distribution should not be treated as a taxable event to owners of the Series B Capital Securities. If such a dissolution is tax-free, the owner of Series B Capital Securities will take an aggregate tax basis in the Series B Debentures equal to such owner's aggregate tax basis in the Series B Capital Securities, and a holding period for such Series B Debentures which will include the period during which such owner owned the Series B Capital Securities.

                          CERTAIN ERISA CONSIDERATIONS

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Series B Capital Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(5) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code; governmental plans may be subject to similar provisions under applicable state laws. Enterprise and its affiliates or an Issuer Trustee may be considered a Party in Interest with respect to certain Plans. The investment in the Series B Capital Securities by a Plan with respect to which Enterprise, any affiliate or an Issuer Trustee is a service provider or is otherwise a Party in Interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code unless a statutory, regulatory or administrative exemption applies.

     Under a regulation ("Plan Assets Regulation") issued by the U.S. Department of Labor ("DOL"), the assets of the Series B Issuer would be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Code if "plan assets" of the Plan were used to acquire an equity interest in the Series B Issuer and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

     Pursuant to an exception contained in the Plan Assets Regulation, the assets of the Series B Issuer would not be deemed to be "plan assets" of investing Plans if, immediately after the most recent acquisition of any equity interest in the Series B Issuer, less than 25% of the value of each class of equity interests in the Series B Issuer were held by Plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church and foreign plans), and entities holding assets deemed to be "plan assets" of any Plan (collectively, "Benefit Plan Investors"), or if the Series B Capital Securities were "publicly-offered securities" for purposes of the Plan Assets Regulation. No assurance can be given that the value of the Series B Capital Securities held by Benefit Plan Investors will be less than 25% of the total value of such Series B Capital Securities at the completion of the initial offering or thereafter and no monitoring or other measures will be taken with respect to the satisfaction of the conditions of this exception. In addition, no assurance can be given that the Series B Capital Securities would be considered to be "publicly-offered securities" under the Plan Assets Regulation. All of the Common Securities will be purchased and held by Enterprise.

     Certain transactions involving the Series B Issuer could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a Plan if the Series B Capital Securities were acquired with "plan assets" of such Plan and the assets of the Series B Issuer were deemed to be "plan assets" of Plans investing in the Series B Issuer. For example, if Enterprise were a Party in Interest (either directly or indirectly) with respect to a Plan that had acquired Series B Capital Securities, extensions of credit between Enterprise and the Series B Issuer (as represented by the Series B Debentures and the Series B Guarantee) would likely be prohibited by
Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable administrative exemption (see below). In addition, if Enterprise were considered to be a fiduciary with respect to the Series B Issuer as a result of certain powers it holds (such as the powers to remove and replace the Property Trustee and the Administrative Trustee), certain operations of the Series B Issuer, including the optional redemption or acceleration of the Series B Debentures, could be considered to be prohibited transactions under Section 406(b) of ERISA and Section 4975(c)(1)(E) of the Code. In order to avoid such prohibited transactions, each Benefit Plan Investor, by purchasing Series B Capital Securities, will be deemed to have directed the Series B Issuer to invest in the Series B Debentures and to have appointed the Property Trustee.

     The DOL has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from an investment in the Series B Capital Securities if assets of the Series B Issuer were deemed to be "plan assets" of Plans investing in the Series B Issuer as described above. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

     Because the Series B Capital Securities may be deemed to be equity interests in the Series B Issuer for purposes of applying ERISA and Section 4975 of the Code, the Series B Capital Securities may not be purchased and should not be held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 or another applicable exemption. Any purchaser or holder of Series B Capital Securities or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan, or (b) is eligible for the exemptive relief available under PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 or another applicable exemption with respect to such an investment. If a purchaser of the Series B Capital Securities that is a Plan or a Plan Asset Entity elects to rely on an exemption, including PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14, Enterprise and the Series B Issuer may require a satisfactory opinion of counsel or other evidence with respect to the availability of such exemption for such an investment.

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Series B Capital Securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the potential consequences if the assets of the Series B Issuer were deemed to be "plan assets" and the availability of exemptive relief under PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 or any other applicable exemption.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Series B Issuer has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase from the Series B Issuer, the respective number of Series B Capital Securities set forth opposite its name below:

                                                                                        NUMBER OF SERIES B
                                     UNDERWRITER                                        CAPITAL SECURITIES
                                                                                        ------------------
Goldman, Sachs & Co. ................................................................
Salomon Brothers Inc.................................................................
                                                                                        ------------------

             Total...................................................................         300,000
                                                                                        ==================

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Series B Capital Securities offered hereby, if any are taken.

     The Underwriters propose to offer the Series B Capital Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities
dealers at such price less a concession of $          per Series B Capital
Security. The Underwriters may allow, and such dealers may reallow, a discount
not in excess of $          per Series B Capital Security to certain brokers and
dealers. After the Series B Capital Securities are released for sale to the public, the public offering price and other selling terms may from time to time be varied by the Underwriters.

     In view of the fact that the proceeds from the sale of the Series B Capital Securities will ultimately be used to purchase the Series B Debentures, the Underwriting Agreement provides that Enterprise will pay as compensation to the Underwriters an amount of $10.00 per Series B Capital Security.

     The Series B Capital Securities are a new issue of securities with no established trading market. The Underwriters have advised Enterprise that they intend to make a market in the Series B Capital Securities, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series B Capital Securities.

     Enterprise and the Series B Issuer have agreed, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the date on which the distribution of the Series B Capital Securities ceases, as determined by Goldman, Sachs & Co., or (ii) 30 days after the closing date, not to offer, sell, contract to sell or otherwise dispose of any preferred securities or any preferred stock or any other securities of Enterprise which are substantially similar to the Series B Capital Securities, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive any of the foregoing securities, without the prior written consent of Goldman, Sachs & Co.

     In connection with the offering, the Underwriters may purchase and sell the Series B Capital Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Series B Capital Securities; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Series B Capital Securities than they are required to purchase from the Series B Issuer in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Series B Capital Securities sold in the offering may be reclaimed by the Underwriters if such Series B Capital Securities are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Series B Capital Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be affected in the over-the-counter market or otherwise.

     Enterprise and the Series B Issuer have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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

PROSPECTUS

                          ENTERPRISE CAPITAL TRUST II
                          ENTERPRISE CAPITAL TRUST III
                           TRUST PREFERRED SECURITIES
                GUARANTEED TO THE EXTENT THE ISSUER THEREOF HAS
                     AVAILABLE FUNDS AS SET FORTH HEREIN BY
                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                            ------------------------

     Enterprise Capital Trust II and Enterprise Capital Trust III, each a statutory business trust created under the laws of the State of Delaware (each, an "Issuer," and collectively, the "Issuers") may severally offer, from time to time, their respective trust preferred securities (the "Preferred Securities") representing undivided beneficial interests in the assets of such Issuer. Public Service Enterprise Group Incorporated, a New Jersey corporation ("Enterprise"), will be the owner of beneficial interests represented by the common securities (the "Common Securities") of each Issuer. First Union National Bank is the Property Trustee of each Issuer. Concurrently with the issuance by each Issuer of its Preferred Securities, such Issuer will invest the proceeds thereof, together with the consideration paid by Enterprise for the Common Securities of such Issuer, in a corresponding series of Enterprise's deferrable interest subordinated debentures (the "Debentures"). The Debentures will be subordinate and junior in right of payment to all Senior Indebtedness (as defined herein) of Enterprise. The Debentures will be the sole assets of each Issuer and payments in respect of the Debentures will be the only revenues of each Issuer.

     Pursuant to a guarantee agreement to be entered into by Enterprise with respect to each series of Preferred Securities (each, a "Guarantee"), Enterprise will agree to make payments of cash distributions with respect to the Preferred Securities of each Issuer and payments on liquidation or redemption with respect to such Preferred Securities but only to the extent that such Issuer holds funds available therefor and has not made such payments. The obligations of Enterprise under each Guarantee will be subordinate and junior in right of payment to all general liabilities of Enterprise. As described herein, each Guarantee, together with Enterprise's obligations under the Debentures, the Indenture relating to such Debentures and the Amended and Restated Trust Agreement for each Issuer, will provide for Enterprise's full, irrevocable and unconditional guarantee of the Preferred Securities.

     The Preferred Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all Preferred Securities issued pursuant to the Registration Statement of which this Prospectus forms a part shall not exceed $500,000,000, less the aggregate initial public offering price of any securities of Enterprise which are sold under a separate prospectus which also constitutes a part of the Registration Statement of which this Prospectus constitutes a part. Certain specific terms of an Issuer's Preferred Securities will be set forth in an accompanying Prospectus Supplement, including where applicable and to the extent not set forth herein, the identity of such Issuer, the specific title, the aggregate number, the distribution rate (or the method for determining such rate) and frequency, the liquidation amount, redemption provisions, the right, if any, of Enterprise to dissolve such Issuer and, after satisfaction of liabilities to creditors of the Issuer, cause the corresponding series of Debentures to be distributed to the holders of such Issuer's Preferred Securities and Common Securities, the period during which interest on the corresponding series of Debentures may be deferred, the initial public offering price, and any other special terms, as well as any planned listing on a securities exchange, of such Preferred Securities.

     The Preferred Securities may be sold in a public offering to or through underwriters or dealers designated from time to time. See "Plan of Distribution." The names of any such underwriters or dealers involved in the sale of the Preferred Securities of a particular Issuer, the number of Preferred Securities to be purchased by any such underwriters or dealers and any applicable commissions or discounts will be set forth in the accompanying Prospectus Supplement. The net proceeds to each Issuer will also be set forth in the accompanying Prospectus Supplement.

     The accompanying Prospectus Supplement will contain information concerning material federal income tax considerations applicable to the Preferred Securities offered thereby.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                  The date of this Prospectus is May 22, 1998.

                       STATEMENT OF AVAILABLE INFORMATION

     Public Service Enterprise Group Incorporated, a New Jersey corporation, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. and at its regional offices at 500 West Madison Street, Chicago, Illinois and 7 World Trade Center, New York, New York. Copies of such reports and other information may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. Such reports and other information can also be inspected at the New York Stock Exchange, Inc. (the "New York Stock Exchange") where certain of Enterprise's securities are listed. In addition, the SEC maintains a Web site that contains reports, proxy and other information regarding registrants that file electronically with the SEC. The address of such Web site is http://www.sec.gov.

     No separate financial statements of Enterprise Capital Trust II or Enterprise Capital Trust III, each a statutory business trust created under the laws of the State of Delaware (each, an "Issuer," and collectively, the "Issuers"), have been included herein. Enterprise and the Issuers do not consider that such financial statements would be material to holders of any Issuer's trust preferred securities (the "Preferred Securities") because each Issuer is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the corresponding series of deferrable interest subordinated debentures (the "Debentures") of Enterprise and issuing Preferred Securities and common securities (the "Common Securities," and together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in such Debentures. See "The Issuers," "Description of the Preferred Securities" and "Description of the Debentures."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by Enterprise with the SEC pursuant to the Exchange Act, are incorporated herein by reference:

     1. Enterprise's Annual Report on Form 10-K for the year ended December 31, 1997.

     2. Enterprise's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

     Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of the related Preferred Securities shall be deemed to be incorporated by reference in this Prospectus and the accompanying Prospectus Supplement and shall be a part hereof and thereof from the date of filing of such document. Any statement contained herein or therein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein and therein shall be deemed to be modified or superseded for purposes of this Prospectus and the accompanying Prospectus Supplement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein and therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the accompanying Prospectus Supplement.

     Enterprise undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus and the accompanying Prospectus Supplement are delivered, upon written or oral request of such person, a copy of any or all documents described above, other than exhibits to such documents not specifically incorporated by reference therein. Such requests should be directed to the Director-Investor Relations, Public Service Electric and Gas Company, 80 Park Plaza, T6B, P.O. Box 570, Newark, New Jersey 07101, telephone (973) 430-6503.

                                  THE ISSUERS

     Each of Enterprise Capital Trust II and Enterprise Capital Trust III is a statutory business trust created under Delaware law pursuant to (i) a trust agreement executed by Enterprise, as sponsor for each Issuer, and the Issuer Trustees (as defined below) and (ii) the filing of a certificate of trust with the Delaware Secretary of State. Each trust agreement will be amended and restated in its entirety (each, as so amended and restated, a "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     Each Issuer exists for the exclusive purposes of issuing and selling its Trust Securities and using the proceeds from the sale of its Trust Securities to acquire a corresponding series of Debentures, maintaining the status of the Issuer as a grantor trust for federal income tax purposes and engaging in those activities necessary, convenient or incidental to the foregoing. All of the Common Securities of each Issuer will be owned by Enterprise. The Common Securities of an Issuer will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities of that Issuer, except that upon the occurrence and continuance of an event of default with respect to the corresponding series of Debentures (a "Debenture Event of Default") under the Indenture dated as of January 1, 1998 (as amended and supplemented from time to time, the "Indenture") between Enterprise and First Union National Bank, as trustee (the "Debenture Trustee"), the rights of the holders of such Common Securities to payment of cash distributions ("Distributions") and payments upon redemption and liquidation will be subordinated to the rights of the holders of such Preferred Securities. The Indenture will be qualified as an indenture under the Trust Indenture Act.

     Each Issuer's business and affairs are conducted by three trustees, each appointed by Enterprise as holder of the Common Securities: (i) First Union National Bank (the "Property Trustee"); (ii) an affiliate of the Property Trustee that has its principal place of business in the State of Delaware (the "Delaware Trustee"); and (iii) one individual trustee who is an employee or officer of or affiliated with Enterprise (the "Administrative Trustee," and collectively with the Property Trustee and the Delaware Trustee, the "Issuer Trustees"). The holder of the Common Securities, or the holders of at least a majority in aggregate liquidation amount of an Issuer's Preferred Securities if an event of default under the Trust Agreement (a "Trust Agreement Event of Default") has occurred and is continuing, will be entitled to remove and replace the Property Trustee and the Delaware Trustee. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustee, which voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each of the Issuer Trustees are governed by the applicable Trust Agreement.

     Pursuant to the Trust Agreement of each Issuer, Enterprise will pay all fees and expenses related to that Issuer and the offering of its Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of that Issuer except such Issuer's obligations under its Preferred Securities.

     The principal place of business of each Issuer is 80 Park Plaza, Newark, New Jersey 07101, and its telephone number is (973) 430-7000.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

     Enterprise is a public utility holding company that neither owns nor operates any physical properties. Enterprise has two direct, wholly owned subsidiaries, Public Service Electric and Gas Company ("PSE&G") and Enterprise Diversified Holdings Incorporated ("EDHI"). Enterprise's principal subsidiary, PSE&G, is an operating public utility providing electric and gas service in certain areas of the State of New Jersey. EDHI is the parent of Enterprise's non-utility businesses: Community Energy Alternatives Incorporated, Public Service Resources Corporation, Energis Resources Incorporated, Enterprise Group Development Corporation, PSEG Capital Corporation and Enterprise Capital Funding Corporation.

     Enterprise's executive offices are located at 80 Park Plaza, Newark, New Jersey 07101, and its telephone number is (973) 430-7000.

                                USE OF PROCEEDS

     The proceeds to be received by the Issuers from the sale of the Preferred Securities offered hereby will be used by the Issuers to purchase Debentures from Enterprise. Unless otherwise specified in the accompanying Prospectus Supplement, the proceeds from the sale of the Debentures will be used by Enterprise for general corporate purposes.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     Pursuant to the terms of each Trust Agreement, the Issuers will issue the Preferred Securities and the Common Securities. The Preferred Securities of an Issuer will represent undivided beneficial interests in the assets of such Issuer and the holders thereof will be entitled to a preference in certain circumstances with respect to the payment of Distributions and amounts payable on redemption or liquidation over the Common Securities of such Issuer, as well as other benefits as described in the applicable Trust Agreement. Each of the Issuers is a legally separate entity and the assets of one are not available to satisfy the obligations of any other.

GENERAL

     The Preferred Securities of each Issuer will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of that Issuer except as described under " -- Subordination of Common Securities." The proceeds from the sale of the Preferred Securities and the Common Securities will be used by the related Issuer to purchase a corresponding series of Debentures from Enterprise. The Debentures will be held in trust by the Property Trustee for the benefit of the holders of the related Trust Securities. Each Guarantee Agreement executed by Enterprise for the benefit of the holders of each Issuer's Preferred Securities (each, a "Guarantee") will be subordinate and junior in right of payment to all general liabilities of Enterprise. Pursuant to each Guarantee, Enterprise will agree to make payments of Distributions and payments on redemption or liquidation with respect to such Preferred Securities, but only to the extent the related Issuer holds funds available therefor and has not made such payments. See "Description of the Guarantee."

     It is anticipated that the assets of each Issuer available for distribution to the holders of its Preferred Securities will be limited to payments from Enterprise under the corresponding series of Debentures in which such Issuer will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of the Debentures." If Enterprise fails to make a payment on a series of Debentures, the related Issuer will not have sufficient funds to make related payments, including Distributions, on the corresponding series of Preferred Securities.

DISTRIBUTIONS

     Distributions on the Preferred Securities of each Issuer will be payable at a rate specified (or at a rate whose method of determination is described) in the accompanying Prospectus Supplement for such Preferred Securities. Unless otherwise specified in such Prospectus Supplement, the amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

     Unless otherwise specified in such Prospectus Supplement, distributions on the Preferred Securities will be cumulative and will accumulate from the date of original issuance and will be payable in arrears on the dates specified in the accompanying Prospectus Supplement except as otherwise described below. Unless otherwise specified in such Prospectus Supplement, in the event that any date on which Distributions are otherwise payable on the Preferred Securities is not a Business Day (as defined below), payment of such Distributions will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay), except that if such Business Day is in the next succeeding calendar year, payment of such Distributions shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing is referred to herein as a "Distribution Date"). Unless otherwise specified in such Prospectus Supplement, a "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York or the State of New Jersey are required by law or executive order to remain closed.

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the securities register of the related Issuer on the relevant record date, which, as long as the Preferred Securities remain in book-entry-only form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the applicable Trust Agreement, each such payment will be made as described under " -- Book-Entry-Only Issuance -- The Depository Trust Company." In the event that any Preferred Securities are not in book-entry-only form, the relevant record date for such Preferred Securities will be specified in the applicable Prospectus Supplement.

     So long as no Debenture Event of Default has occurred and is continuing with respect to a series of Debentures, Enterprise will have the right at any time and from time to time to defer payments of interest by extending the interest payment period on such series of Debentures for up to the maximum period specified in the accompanying Prospectus Supplement for such series of Debentures (each, an "Extension Period"), provided that any such Extension Period shall not extend beyond the maturity or any redemption date of the Debentures of such series. As a consequence, Distributions on the corresponding Preferred Securities would be deferred by the Issuer thereof during such Extension Period, but the amount of Distributions to which holders of the Preferred Securities would be entitled will continue to accumulate at the annual rate applicable to Distributions thereon, compounded with the same frequency with which Distributions are payable. During any Extension Period, Enterprise may not declare or pay any dividend on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any shares of Enterprise's capital stock. Prior to the termination of any Extension Period, Enterprise may shorten or further extend the interest payment period on a series of Debentures, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed the maximum Extension Period or extend beyond the maturity or any redemption date of such Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Enterprise may elect to begin a new Extension Period, subject to the above requirements. See "Description of the Debentures -- Option to Extend Interest Payment Period."

REDEMPTION

     Upon the payment of any series of Debentures at maturity or upon redemption, the proceeds from such payment will be applied by the Property Trustee to redeem a like amount of the corresponding Trust Securities of the Issuer thereof at a redemption price (the "Redemption Price") equal to the liquidation amount of such Trust Securities plus all accumulated and unpaid Distributions to the redemption date (the "Redemption Date"). The redemption terms of a particular series of Debentures and the corresponding Trust Securities will be set forth in the accompanying Prospectus Supplement.

     If less than all the Trust Securities of the Issuer thereof are to be redeemed on a Redemption Date, then the aggregate amount of such Trust Securities to be redeemed shall be selected by the Property Trustee among such Issuer's Preferred Securities and Common Securities pro rata based on the respective aggregate liquidation amounts of such Preferred Securities and Common Securities, subject to the provisions of " -- Subordination of Common Securities."

REDEMPTION PROCEDURES

     Notice of any redemption of Trust Securities will be given by the Property Trustee to the holders of such Trust Securities to be redeemed not less than 30 nor more than 60 days prior to the Redemption Date. If a notice of redemption is given with respect to any Trust Securities, then, to the extent funds are available therefor, the Issuer thereof will irrevocably deposit with the paying agent for such Trust Securities funds sufficient to pay the applicable Redemption Price for the Trust Securities being redeemed on the Redemption Date and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders of such Trust Securities upon surrender thereof. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Trust Securities called for redemption shall be payable to the holders of such Trust Securities on the relevant record dates for the related Distribution Dates.

     If notice of redemption shall have been given and funds irrevocably deposited as required, then upon the date of such deposit, all rights of the holders of such Trust Securities so called for redemption will cease, except the right of the holders of such Trust Securities to receive the Redemption Price, but without interest thereon, and such Trust Securities will cease to be outstanding. In the event that any Redemption Date for Trust Securities is not a Business Day, then the Redemption Price will be payable on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day is in the next succeeding calendar year, the Redemption Price will be payable on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. In the event that payment of the Redemption Price in respect of any Trust Securities called for redemption is improperly withheld or refused and not paid either by the Issuer thereof or by Enterprise pursuant to the Guarantee as described under "Description of the Guarantee," Distributions on such Trust Securities will continue to accumulate at the then applicable rate from the original Redemption Date to the date of payment, in which case the actual payment date will be considered the Redemption Date for purposes of calculating the Redemption Price.

     Subject to applicable law, Enterprise or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

SUBORDINATION OF COMMON SECURITIES

     Payment of Distributions on, and the Redemption Price of, each Issuer's Trust Securities, as applicable, shall be made pro rata based on the respective aggregate liquidation amounts of such Trust Securities; provided, however, that if a Debenture Event of Default has occurred and is continuing with respect to the corresponding series of Debentures, no payment of any Distribution on, or Redemption Price of, any of such Issuer's Common Securities, and no other payment on account of the liquidation of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of such Issuer's outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of a redemption, the full amount of such Redemption Price on all of such Issuer's outstanding Preferred Securities shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, all of such Issuer's outstanding Preferred Securities then due and payable.

     If a Debenture Event of Default has occurred and is continuing with respect to a series of Debentures, the holder of the related Issuer's Common Securities will be deemed to have waived any right to act with respect to such Debenture Event of Default until the effect of such Debenture Event of Default has been cured, waived or otherwise eliminated with respect to the Preferred Securities. Until any such Debenture Event of Default has been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the corresponding Preferred Securities and not on behalf of Enterprise, as holder of such Common Securities, and only the holders of such Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Pursuant to its Trust Agreement, each Issuer shall be dissolved on the earliest to occur of: (i) the expiration of the term of such Issuer; (ii) the bankruptcy, dissolution or liquidation of Enterprise or an acceleration of the maturity of the corresponding series of Debentures held by such Issuer; (iii) if provided for in the accompanying Prospectus Supplement, upon the election of Enterprise to dissolve such Issuer and, after satisfaction of liabilities to creditors of such Issuer, cause the distribution of the corresponding series of Debentures to the holders of such Issuer's Trust Securities; (iv) the redemption of all of such Issuer's Trust Securities; and (v) an order for the dissolution of such Issuer shall have been entered by a court of competent jurisdiction. The election of Enterprise pursuant to clause (iii) above shall be made by Enterprise giving written notice to the Issuer Trustees not less than 30 days prior to the date of distribution of the corresponding series of Debentures and shall be accompanied by an opinion of counsel that such event will not be a taxable event to the holders of the Trust Securities for federal income tax purposes.

     If a dissolution event occurs as described in clause (i), (ii) or (v) above with respect to any Issuer, such Issuer shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such Issuer as provided by applicable law, to the holders of its Trust Securities a like amount of the corresponding series of Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of such Issuer available for distribution to holders, after satisfaction of liabilities to creditors of such Issuer as provided by applicable law, an amount equal to, in the case of holders of Trust Securities, the aggregate liquidation amount per Trust Security specified in the accompanying Prospectus Supplement plus accumulated and unpaid Distributions thereon to the date of payment (such amount, the "Liquidation Distribution"). If the Liquidation Distribution with respect to an Issuer's Preferred Securities can be paid only in part because such Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable by such Issuer on such Preferred Securities shall be paid on a pro rata basis. The holders of such Issuer's Common Securities will be entitled to receive the Liquidation Distribution upon any such liquidation pro rata with the holders of its Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing the Preferred Securities shall have a priority over the Common Securities with respect to payment of such Liquidation Distribution.

TRUST AGREEMENT EVENT OF DEFAULT; NOTICE

     A Debenture Event of Default shall constitute a Trust Agreement Event of Default with respect to the Preferred Securities issued by the related Issuer under its Trust Agreement.

     Within 90 days after the occurrence of any Trust Agreement Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Trust Agreement Event of Default to the holders of the corresponding Trust Securities, the Administrative Trustee and Enterprise, unless such Trust Agreement Event of Default shall have been cured or waived. Enterprise and the Administrative Trustee are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each Trust Agreement.

     Under each Trust Agreement, if the Property Trustee has failed to enforce its rights under the Trust Agreement or the Indenture to the fullest extent permitted by law and subject to the terms of the Trust Agreement and the Indenture, any holder of the corresponding Preferred Securities may institute a legal proceeding directly to enforce the Property Trustee's rights under the Trust Agreement or the Indenture with respect to Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder without first instituting a legal proceeding against the Property Trustee or any other person. To the extent that any action under the Indenture is entitled to be taken by the holders of at least a specified percentage of the principal amount of a series of Debentures, holders of the corresponding Preferred Securities may take such action if such action is not taken by the Property Trustee. Notwithstanding the foregoing, if a Trust Agreement Event of Default attributable to Enterprise's failure to pay principal of or premium, if any, or interest on the Debentures of any series has occurred and is continuing, then each holder of Preferred Securities of the corresponding series may institute a legal proceeding directly against Enterprise for enforcement of any such payment to such holder, all as provided in the Indenture.

     If a Debenture Event of Default has occurred and is continuing with respect to a series of Debentures, the corresponding Preferred Securities shall have a preference over the related Issuer's Common Securities with respect to the payment of Distributions and amounts payable on redemption and liquidation as described above. See " -- Liquidation Distribution Upon Dissolution" and
" -- Subordination of Common Securities."

REMOVAL OF ISSUER TRUSTEES

     Unless a Trust Agreement Event of Default has occurred and is continuing, any Issuer Trustee may be removed and replaced at any time by the holder of the Common Securities. If a Trust Agreement Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed and replaced at such time only by the holders of at least a majority in aggregate liquidation amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustee, which voting rights are vested exclusively in the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless a Trust Agreement Event of Default has occurred and is continuing, at any time and from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in each Trust Agreement) may at such time be located, the holder of the Common Securities and the Administrative Trustee shall have the power (i) to appoint one or more persons approved by the Property Trustee either to act as co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such Trust Property, in either case with such powers as may be provided in the instrument of appointment, and (ii) to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Trust Agreement. If a Trust Agreement Event of Default has occurred and is continuing, only the Property Trustee shall have power to make such appointment.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

     Any corporation or other entity into which any Issuer Trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which any Issuer Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all the corporate trust business of any Issuer Trustee, shall be the successor of such Issuer Trustee under the applicable Trust Agreement, provided such corporation or other entity shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE ISSUERS

     An Issuer may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other entity, except as described below or in " -- Liquidation Distribution Upon Dissolution." An Issuer may, at the request of Enterprise, with the consent of the Administrative Trustee and without the consent of the holders of its Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by a trust organized as such under the laws of any State, provided that (i) such successor entity either (a) expressly assumes all of the obligations of such Issuer with respect to such Preferred Securities or (b) substitutes for such Preferred Securities other securities substantially similar to such Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as such Preferred Securities rank with respect to the payment of Distributions and payments upon redemption and liquidation, (ii) Enterprise expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee with respect to the corresponding series of Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which such Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause such Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of such Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially similar to that of such Issuer, (vii) prior to such merger, consolidation, amalgamation or replacement, Enterprise has received an opinion of counsel to such Issuer to the effect that
(A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of such Preferred Securities (including any Successor Securities) in any material respect, and (B) following such merger, consolidation, amalgamation or replacement, neither such Issuer nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and (viii) Enterprise or any permitted successor assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the related Guarantee and Trust Agreement. Notwithstanding the foregoing, an Issuer shall not, except with the consent of all holders of its Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause such Issuer or the successor entity not to be classified as a grantor trust for federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

     Except as provided below and under " -- Mergers, Consolidations, Amalgamations or Replacements of the Issuers" and "Description of the Guarantee -- Amendments and Assignment" and as otherwise required by law and the applicable Trust Agreement, the holders of the Preferred Securities will have no voting rights.

     A Trust Agreement may be amended from time to time by Enterprise and the Issuer Trustees, without the consent of the holders of the corresponding Preferred Securities, (i) to cure any ambiguity, defect or inconsistency or (ii) to make any other change that does not adversely affect in any material respect the interests of any holder of such Preferred Securities. A Trust Agreement may be amended by Enterprise and the Issuer Trustees in any other respect, with the consent of the holders of at least a majority in aggregate liquidation amount of such Preferred Securities, except to (i) change the amount, timing or currency or otherwise adversely affect the method of payment of any Distribution or Liquidation Distribution, (ii) restrict the right of a holder of any such Preferred Security to institute suit for enforcement of any Distribution, Redemption Price or Liquidation Distribution, (iii) change the purpose of the related Issuer, (iv) authorize the issuance of any additional beneficial interests in the related Issuer, (v) change the redemption provisions, (vi) change the conditions precedent for Enterprise to elect to dissolve the related Issuer and distribute the corresponding series of Debentures to the holders of such Preferred Securities or (vii) affect the limited liability of any holder of such Preferred Securities, which amendment requires the consent of each holder of the related Preferred Securities affected thereby. Notwithstanding the foregoing, no amendment may be made without receipt by the related Issuer of an opinion of counsel to the effect that such amendment will not affect such Issuer's status as a grantor trust for federal income tax purposes or its exemption from regulation as an investment company under the Investment Company Act.

     The Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Debenture Trustee with respect to the corresponding series of Debentures, (ii) waive any past default pursuant to
Section 6.04 of the Indenture, (iii) exercise any right to rescind or annul an acceleration of the principal of the corresponding series of Debentures or (iv) consent to any amendment or modification of the Indenture, where such consent shall be required, without, in each case, obtaining the consent of the holders of at least a majority in aggregate liquidation amount of all outstanding Preferred Securities of the corresponding series; provided, however, that where a consent under the Indenture would require the consent of each holder of Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the corresponding Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of such Preferred Securities except by subsequent vote of the holders thereof. The Property Trustee shall notify all holders of Preferred Securities of any notice received from the Debenture Trustee as a result of the Issuer thereof being the holder of the corresponding Debentures. In addition to obtaining the consent of the holders of the Preferred Securities of the corresponding series, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel to the effect that the related Issuer will not be classified as an association taxable as a corporation or a partnership for federal income tax purposes on account of such action and will continue to be classified as a grantor trust for federal income tax purposes.

     Any required consent of holders of Preferred Securities may be given at a meeting of holders of such Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of such Preferred Securities in the manner set forth in the applicable Trust Agreement.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under certain circumstances, any Preferred Securities that are owned by Enterprise, the Issuer Trustees or any affiliate of Enterprise or any Issuer Trustee shall, for purposes of such vote or consent, be treated as if they were not outstanding.

BOOK-ENTRY-ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as securities depositary for all of the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee) as the holder thereof. One or more fully-registered global securities will be issued for the Preferred Securities of each Issuer, representing in the aggregate the total number of such Issuer's Preferred Securities, and will be deposited with DTC.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

     Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities of such Issuer is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. as the registered holder of the Preferred Securities. If less than all of an Issuer's Preferred Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

     Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments in respect of the Preferred Securities will be made in immediately available funds by the Property Trustee on behalf of the related Issuer to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Property Trustee, the Issuer of the relevant Preferred Securities or Enterprise, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments in respect of the Preferred Securities to DTC are the responsibility of the Property Trustee on behalf of the related Issuer, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of the Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depositary with respect to any series of Preferred Securities at any time by giving reasonable notice to the Property Trustee and Enterprise. In the event that a successor securities depositary is not obtained, definitive Preferred Security certificates representing such Preferred Securities are required to be printed and delivered. Enterprise, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) as a result of such discontinuance or as a result of DTC's ineligibility to so act, in which case definitive certificates for such Preferred Securities will be issued. After a Trust Agreement Event of Default, the related Issuer will issue definitive certificates for such Issuer's Preferred Securities. Upon distribution of definitive Preferred Securities certificates, owners of such Preferred Securities will become the registered holders of such Preferred Securities.

     The information set forth above concerning DTC and DTC's book-entry system has been obtained from sources that the Issuers and Enterprise believe to be accurate, but the Issuers and Enterprise assume no responsibility for the accuracy thereof. Neither the Issuers nor Enterprise has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

     In the event that the book-entry-only system is discontinued, the payment of any Distribution, Redemption Price and Liquidation Distribution in respect of a series of Preferred Securities will be payable in the manner described in the accompanying Prospectus Supplement, and the following provisions would apply. The Property Trustee shall keep the registration books for such Preferred Securities at its corporate office. Such Preferred Securities may be transferred or exchanged for one or more Preferred Securities upon surrender thereof at the corporate office of the Property Trustee by the holders or their duly authorized attorneys or legal representatives. Upon surrender of any Preferred Securities to be transferred or exchanged, the Property Trustee shall record the registration of transfer or exchange in the registration books and shall deliver new Preferred Securities appropriately registered. The Property Trustee shall not be required to register the transfer of any Preferred Securities that have been called for redemption or on or after the liquidation date. The Issuers and the Property Trustee shall be entitled to treat the holders of the related Preferred Securities, as their names appear in the registration books, as the owners of those Preferred Securities for all purposes under the applicable Trust Agreement.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee is the sole Trustee under each Trust Agreement for purposes of the Trust Indenture Act and shall have and be subject to all of the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. The Property Trustee, other than during the occurrence and continuance of a Trust Agreement Event of Default, undertakes to perform only such duties as are specifically set forth in each Trust Agreement and, upon a Trust Agreement Event of Default, must use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by any Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Trust Agreement Event of Default has occurred and is continuing, and the Property Trustee is required to decide between alternative courses of action, construe ambiguous provisions in a Trust Agreement or is unsure of the application of any provision of a Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under such Trust Agreement to vote, then the Property Trustee shall take such action as is directed by Enterprise and, if not so directed, may take such action as it deems advisable and in the best interests of the holders of the corresponding Trust Securities and will have no liability except for its own negligent action, negligent failure to act or willful misconduct.

MISCELLANEOUS

     The Administrative Trustee is authorized and directed to conduct the affairs of and to operate the Issuers in such a way that (i) no Issuer will be deemed to be an "investment company" required to be registered under the Investment Company Act or to be taxed as a corporation or partnership for federal income tax purposes, (ii) each Issuer will be classified as a grantor trust for federal income tax purposes and (iii) the Debentures held by such Issuers will be treated as indebtedness of Enterprise for federal income tax purposes. In this connection, Enterprise and the Administrative Trustee are authorized to take any action, not inconsistent with applicable law, the applicable certificate of trust of the related Issuer or the applicable Trust Agreement, that Enterprise and the Administrative Trustee determine in their discretion to be necessary or desirable for such purposes, even if such action adversely affects the interests of the holders of the corresponding Preferred Securities.

     Holders of the Preferred Securities have no preemptive or similar rights.

     No Issuer may borrow money, issue debt, execute mortgages or pledge any of its assets.

     Except as otherwise provided in the Trust Agreements, any action requiring the consent or vote of the Issuer Trustees shall be approved by the Administrative Trustee.

GOVERNING LAW

     The Trust Agreements will be governed by and construed in accordance with the laws of the State of Delaware.

                          DESCRIPTION OF THE GUARANTEE

     Each Guarantee will be executed and delivered by Enterprise concurrently with the issuance by each Issuer of its Preferred Securities for the benefit of the holders from time to time of such Preferred Securities. Each Guarantee will be qualified as an indenture under the Trust Indenture Act and First Union National Bank will act as indenture trustee (the "Guarantee Trustee") under each Guarantee for the purposes of compliance with the Trust Indenture Act. Reference under this caption to Preferred Securities means the Preferred Securities to which a Guarantee relates. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the related Issuer's Preferred Securities.

GENERAL

     Enterprise will irrevocably agree, to the extent set forth in each Guarantee, to pay in full, to the holders of the related Issuer's Preferred Securities, the Guarantee Payments (as defined below) (except to the extent previously paid), as and when due, regardless of any defense, right of set-off or counterclaim which such Issuer may have or assert. The following payments, to the extent not paid by an Issuer (the "Guarantee Payments"), will be subject to the applicable Guarantee (without duplication): (i) any accumulated and unpaid Distributions required to be paid on such Preferred Securities, to the extent that such Issuer has funds available therefor, (ii) the Redemption Price to the extent that such Issuer has funds available therefor, and (iii) upon a voluntary or involuntary dissolution and liquidation of such Issuer (unless the corresponding series of Debentures are distributed to holders of such Preferred Securities), the lesser of (a) the aggregate of the liquidation amount specified in the Prospectus Supplement per Preferred Security plus all accumulated and unpaid Distributions on the Preferred Securities to the date of payment, to the extent the Issuer has funds available therefor and (b) the amount of assets of such Issuer remaining available for distribution to holders of Preferred Securities upon a dissolution and liquidation of such Issuer. Enterprise's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Enterprise to the holders of the corresponding Preferred Securities or by causing the related Issuer to pay such amounts to such holders. While the assets of Enterprise will not be available pursuant to the Guarantee for the payment of any Distribution, Liquidation Distribution or Redemption Price on any Preferred Securities if the related Issuer does not have funds available therefor as described above, Enterprise has agreed under the applicable Trust Agreement to pay all expenses of such Issuer except such Issuer's obligations under its Preferred Securities. Accordingly, the applicable Guarantee, together with the backup undertakings consisting of Enterprise's obligations under the applicable Trust Agreement, the corresponding series of Debentures and the Indenture, provide for Enterprise's full, irrevocable and unconditional guarantee of the Preferred Securities.

     No single document executed by Enterprise in connection with the issuance of a series of Preferred Securities will provide for Enterprise's full, irrevocable and unconditional guarantee of the Preferred Securities. It is only the combined operation of Enterprise's obligations under the applicable Guarantee, the applicable Trust Agreement, the corresponding series of Debentures and the Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of an Issuer's obligations under its Preferred Securities. See "Relationship Among the Preferred Securities, the Debentures and the Guarantee."

STATUS OF THE GUARANTEE

     Each Guarantee will constitute an unsecured obligation of Enterprise and will rank subordinate and junior in right of payment to all general liabilities of Enterprise. The Trust Agreements provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the related Guarantee. Each Guarantee will rank pari passu with all other Guarantees issued by Enterprise. Each Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against Enterprise to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). Each Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not previously paid or upon distribution to the holders of the Preferred Securities of the corresponding series of Debentures pursuant to the applicable Trust Agreement.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the corresponding Preferred Securities (in which case no consent of the holders will be required), no Guarantee may be amended without the prior approval of the holders of at least a majority in aggregate liquidation amount of such Preferred Securities (excluding any Preferred Securities held by Enterprise or an affiliate thereof). The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities -- Voting Rights; Amendment of Trust Agreement." All agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Enterprise and shall inure to the benefit of the holders of the corresponding Preferred Securities.

GUARANTEE EVENTS OF DEFAULT

     An event of default under a Guarantee (a "Guarantee Event of Default") will occur upon the failure of Enterprise to perform any of its payment or other obligations thereunder, provided that except with respect to a Guarantee Event of Default resulting from a failure to make any of the Guarantee Payments, Enterprise shall have received notice of such Guarantee Event of Default from the Guarantee Trustee and shall not have cured such Guarantee Event of Default within 60 days after receipt of such notice. The holders of at least a majority in aggregate liquidation amount of the corresponding Preferred Securities (excluding any Preferred Securities held by Enterprise or an affiliate thereof) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee.

     Any holder of the corresponding Preferred Securities may institute a legal proceeding directly against Enterprise to enforce such holder's rights under such Guarantee without first instituting a legal proceeding against the related Issuer, the Guarantee Trustee or any other person or entity.

     Enterprise, as guarantor, will be required to file annually with the Guarantee Trustee a certificate as to whether or not Enterprise is in compliance with all the conditions and covenants applicable to it under each Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, other than during the occurrence and continuance of a Guarantee Event of Default, undertakes to perform only such duties as are specifically set forth in each Guarantee and, upon a Guarantee Event of Default, must exercise such of the rights and powers vested in it by the Guarantee and to use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

     Each Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price or Liquidation Distribution for the corresponding Preferred Securities or upon distribution of the corresponding series of Debentures to the holders of the corresponding Preferred Securities. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the corresponding Preferred Securities must restore payment of any sums paid under such Preferred Securities or such Guarantee.

GOVERNING LAW

     Each Guarantee will be governed by and construed in accordance with the laws of the State of New Jersey.

                         DESCRIPTION OF THE DEBENTURES

GENERAL

     The Debentures will be issued in one or more series under the Indenture. Each series of Debentures will rank pari passu with all other series of Debentures. Each series of Debentures will be unsecured and will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the Indenture, to all Senior Indebtedness (as defined below) of Enterprise. See " -- Subordination." The Indenture does not limit the incurrence or issuance of Senior Indebtedness by Enterprise.

     Enterprise is a holding company whose assets consist principally of the stock in its wholly owned subsidiaries, PSE&G and EDHI. Therefore, Enterprise's rights and the rights of its creditors, including the holders of the Debentures, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization or otherwise will be subject to the prior claims of the subsidiary's creditors, except to the extent that claims of Enterprise itself as a creditor of the subsidiary may be recognized.

     The accompanying Prospectus Supplement will describe the following terms of any series of Debentures: (i) the title of such series of Debentures; (ii) the aggregate principal amount of such series of Debentures; (iii) the date or dates on which the principal of such series of Debentures shall be payable or the method of determination thereof; (iv) the rate or rates, if any, at which such series of Debentures shall bear interest, the interest payment dates on which any such interest shall be payable or the method by which any of the foregoing shall be determined; (v) any terms regarding redemption; (vi) the maximum Extension Period for such series of Debentures; and (vii) any other terms of such series of Debentures not inconsistent with the provisions of the Indenture.

     Certain federal income tax consequences and special considerations relating to the applicable series of Debentures will be described in the accompanying Prospectus Supplement.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     Under the Indenture, Enterprise shall have the right at any time and from time to time, so long as no Debenture Event of Default has occurred and is continuing with respect to such series of Debentures, to defer payments of interest by extending the interest payment period for such series of Debentures for up to the maximum Extension Period provided for such series of Debentures, provided that no Extension Period shall extend beyond the maturity or any redemption date of such series of Debentures. At the end of the Extension Period, Enterprise shall be obligated to pay all interest then accrued and unpaid (together with interest thereon to the extent permitted by applicable law). During any Extension Period, Enterprise may not declare or pay any dividend on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any shares of Enterprise's capital stock. Prior to the termination of any Extension Period, Enterprise may shorten or further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed the maximum Extension Period for such series of Debentures or extend beyond the maturity or any redemption date of such series of Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Enterprise may elect to begin a new Extension Period, subject to the above requirements. Enterprise shall be required to give notice to the Debenture Trustee and cause the Debenture Trustee to give notice to the holders of the applicable series of Debentures of its election to begin an Extension Period, or any shortening or extension thereof, at least one Business Day prior to the date the notice of the record or payment date of the related Distribution on the corresponding series of Preferred Securities or payment of interest on such Debentures is required to be given to any national securities exchange on which such Debentures or such Preferred Securities are then listed or other applicable self-regulatory organization but in any event not less than two Business Days prior to such record date.

SUBORDINATION

     All payments by Enterprise in respect of the Debentures shall be subordinated to the prior payment in full of all amounts payable on Senior Indebtedness. The term "Senior Indebtedness" means (i) the principal of and premium, if any, in respect of (a) indebtedness of Enterprise for money borrowed and (b) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by Enterprise; (ii) all capital lease obligations of Enterprise; (iii) all obligations of Enterprise issued or assumed as the deferred purchase price of property, all conditional sale obligations of Enterprise and all obligations of Enterprise under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) certain obligations of Enterprise for the reimbursement of any obligation, any letter of credit, banker's acceptance, security purchase facility or similar credit transaction entered into in the ordinary course of business of Enterprise; (v) all obligations of the type referred to in clauses
(i) through (iv) of other persons and all dividends of other persons (other than the Preferred Securities or similar securities) for the payment of which, in either case, Enterprise is responsible or liable as obligor, guarantor or otherwise (other than each Guarantee and obligations ranking pari passu with such Guarantee); and (vi) certain obligations of the type referred to in clauses
(i) through (v) of other persons secured by any lien on any property or asset of Enterprise (whether or not such obligation is assumed by Enterprise), except for any such indebtedness that is by its terms subordinated to or pari passu with the Debentures and for indebtedness between or among Enterprise and its affiliates.

     Upon any payment or distribution of assets or securities of Enterprise, upon any dissolution or winding-up or total or partial liquidation or reorganization of Enterprise, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts payable on Senior Indebtedness (including any interest accruing on such Senior Indebtedness subsequent to the commencement of a bankruptcy, insolvency or similar proceeding) shall be paid in full before the holders of the Debentures or the Debenture Trustee on behalf of such holders shall be entitled to receive from Enterprise any payment of principal of, premium, if any, or interest on, the Debentures or distributions of any assets or securities.

     No direct or indirect payment by or on behalf of Enterprise of principal of, premium, if any, or interest on, the Debentures, whether pursuant to the terms of the Debentures or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists (i) a default in the payment of all or any portion of any Senior Indebtedness or (ii) any other default pursuant to which the maturity of Senior Indebtedness has been accelerated and, in either case, requisite notice has been given to the Debenture Trustee and such default shall not have been cured or waived by or on behalf of the holders of such Senior Indebtedness.

     If the Debenture Trustee or any holder of the Debentures shall have received any payment on account of the principal of, premium, if any, or interest on, the Debentures when such payment is prohibited and before all amounts payable on Senior Indebtedness are paid in full, then such payment shall be received and held in trust for the holders of Senior Indebtedness and shall be paid to the holders of the Senior Indebtedness remaining unpaid to the extent necessary to pay such Senior Indebtedness in full.

     Nothing in the Indenture shall limit the right of the Debenture Trustee or the holders of the Debentures to take any action to accelerate the maturity of the Debentures or to pursue any rights or remedies against Enterprise, provided that all Senior Indebtedness shall be paid before holders of the Debentures are entitled to receive any payment from Enterprise of principal of, premium, if any, or interest on, the Debentures.

     Upon the payment in full of all Senior Indebtedness, the holders of the Debentures shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of Enterprise made on such Senior Indebtedness until the Debentures shall be paid in full.

CERTAIN COVENANTS OF ENTERPRISE

     Enterprise will covenant that it may not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of Enterprise's capital stock (i) during an Extension Period, (ii) if there has occurred and is continuing any event that is, or, with the giving of notice or the lapse of time or both would constitute, a Debenture Event of Default or (iii) if Enterprise is in default with respect to its payment or other obligations under any Guarantee. See " -- Debenture Events of Default" and "Description of the Guarantee -- Guarantee Events of Default."

     Any waiver of any Debenture Event of Default will require the approval of at least a majority of the aggregate principal amount of the corresponding series of Debentures or, if such Debentures are held by an Issuer, the approval of at least a majority in aggregate liquidation amount of the Preferred Securities of such Issuer; provided, however, that a Debenture Event of Default resulting from the failure to pay the principal of, premium, if any, or interest on, such Debentures may not be waived.

MODIFICATION OF THE INDENTURE

     From time to time, Enterprise and the Debenture Trustee, without notice to or the consent of any holders of Debentures, may amend or supplement the Indenture for any of the following purposes: (i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the provisions of the Indenture regarding consolidation, merger or sale, conveyance, transfer or lease of the properties as an entirety or substantially as an entirety of Enterprise; (iii) to provide for uncertificated Debentures in addition to or in place of certificated Debentures; (iv) to make any other change that does not in the reasonable judgment of Enterprise adversely affect the rights of any holder of the Debentures; (v) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or (vi) to set forth the terms and conditions, which shall not be inconsistent with the Indenture, of any series of Debentures and the form of Debentures of such series.

     In addition, Enterprise and the Debenture Trustee may modify the Indenture or any supplemental indenture or waive future compliance by Enterprise with the provisions of the Indenture, with the consent of the holders of at least a majority of the aggregate principal amount of the Debentures of each series affected thereby, provided that no such modification, without the consent of each holder of such Debentures, may (i) reduce the principal amount of such Debentures, (ii) reduce the principal amount of outstanding Debentures of any series the holders of which must consent to an amendment of the Indenture or a waiver, (iii) change the stated maturity of the principal of, or interest on, or the rate of interest on, such Debentures, (iv) change the redemption provisions applicable to such Debentures adversely to the holders thereof, (v) impair the right to institute suit for the enforcement of any payment with respect to such Debentures, (vi) change the currency in which payments with respect to such Debentures are to be made, or (vii) change the subordination provisions applicable to such Debentures adversely to the holders thereof, provided that if such Debentures are held by an Issuer, no modification shall be made that adversely affects the holders of the Preferred Securities of such Issuer, and no waiver of any Debenture Event of Default with respect to such Debentures or compliance with any covenant under the Indenture shall be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the Preferred Securities of such Issuer or the holder of each such Preferred Security, as applicable.

DEBENTURE EVENTS OF DEFAULT

     The following are "Debenture Events of Default" with respect to the Debentures of any series: (i) default for 30 days in payment of any interest on any Debenture of that series (other than the payment of interest during an Extension Period); (ii) default in payment of principal of or premium, if any, on any Debenture of that series when the same becomes due and payable; (iii) default for 60 days after receipt by Enterprise of a "Notice of Default" in the performance of or failure to comply with any other covenant or agreement for such series of Debentures or in the Indenture or any supplemental indenture under which such series of Debentures may have been issued or (iv) certain events of bankruptcy, insolvency or reorganization of Enterprise. In case a Debenture Event of Default has occurred and is continuing, other than one relating to bankruptcy, insolvency or reorganization of Enterprise, in which case the principal of, premium, if any, and any interest on, all of the Debentures of the applicable series shall become immediately due and payable, the Debenture Trustee or the holders of at least 25% in aggregate principal amount of the Debentures of that series may declare the principal, together with interest accrued thereon, of all the Debentures of that series to be due and payable; provided, however, that if a Debenture Event of Default has occurred and is continuing with respect to such Debentures and the Debenture Trustee or the holders of at least 25% in aggregate principal amount of such series of Debentures fail to declare the principal of such series of Debentures to be immediately due and payable, then, if such Debentures are held by an Issuer, the holders of at least 25% in aggregate liquidation amount of the corresponding Preferred Securities shall have such right by written notice to Enterprise and the Debenture Trustee. The holders of at least a majority in aggregate principal amount of such series of Debentures, by notice to the Debenture Trustee, may rescind an acceleration, provided that if the principal of such Debentures has been declared due and payable by the holders of the corresponding Preferred Securities, no rescission of such acceleration will be effective unless consented to by the holders of at least a majority in aggregate liquidation amount of the corresponding Preferred Securities.

     Enterprise will be required to furnish to the Debenture Trustee annually a statement as to the compliance by Enterprise with all conditions and covenants under the Indenture and the Debentures and as to any Debenture Event of Default.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     Enterprise may not consolidate with or merge with or into any other person or sell, convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, unless (i) the successor person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture all of the obligations of Enterprise under the Debentures and the Indenture; (ii) immediately after giving effect to such transaction, no Debenture Event of Default, and no event which after notice or lapse of time or both would become a Debenture Event of Default, has occurred and is continuing; and (iii) certain other conditions prescribed in the Indenture are met.

DEFEASANCE AND DISCHARGE

     Under the terms of the Indenture, Enterprise will be discharged from any and all obligations in respect of the Debentures of any series if Enterprise deposits with the Debenture Trustee, in trust, (i) cash and/or (ii) United States Government Obligations (as defined in the Indenture), which through the payment of interest thereon and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay all the principal of, premium, if any, and interest on, the Debentures of such series on the dates such payments are due in accordance with the terms of such Debentures.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     Subject to the provisions of the Indenture relating to its duties, the Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of any series of Debentures or the holders of the corresponding Preferred Securities, unless such holders shall have offered to the Debenture Trustee reasonable security and indemnity. Subject to such provision for indemnification, the holders of at least a majority in aggregate principal amount of any series of Debentures affected or the holders of at least a majority in aggregate liquidation amount of the corresponding Preferred Securities (with each such series voting as a class), as applicable, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee with respect to such series of Debentures or exercising any trust or power conferred on the Debenture Trustee.

     The Indenture will contain limitations on the right of the Debenture Trustee, as a creditor of Enterprise, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Debenture Trustee may be deemed to have a conflicting interest and may be required to resign as Debenture Trustee if at the time of a Debenture Event of Default (i) it is a creditor of Enterprise or (ii) there is a default under the indenture(s) referred to below.

     First Union National Bank is the Trustee under PSE&G's Indenture dated August 1, 1924, with respect to PSE&G's First and Refunding Mortgage Bonds and on various indentures relating to PSE&G. Enterprise and its subsidiaries maintain other normal banking relationships with First Union National Bank.

GOVERNING LAW

     The Indenture will be governed by and construed in accordance with the laws of the State of New Jersey.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                        THE DEBENTURES AND THE GUARANTEE

     Payments of Distributions and redemption and liquidation payments due on a series of Preferred Securities (to the extent the Issuer thereof has funds available for such payments) will be guaranteed by Enterprise as and to the extent set forth under "Description of the Guarantee." No single document executed by Enterprise in connection with the issuance of a series of Preferred Securities will provide for Enterprise's full, irrevocable and unconditional guarantee of the Preferred Securities. It is only the combined operation of Enterprise's obligations under the applicable Guarantee, the applicable Trust Agreement, the corresponding series of Debentures and the Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of an Issuer's obligations under its Preferred Securities.

     A holder of any corresponding Preferred Security may institute a legal proceeding directly against Enterprise to enforce its rights under such Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the related Issuer or any other person or entity.

     As long as Enterprise makes payments of interest and other payments when due on a series of Debentures, such payments will be sufficient to cover the payment of Distributions and redemption and Liquidation Distributions due on the corresponding Preferred Securities, primarily because (i) the aggregate principal amount of such series of Debentures will be equal to the sum of the aggregate liquidation amount of the corresponding Preferred Securities and Common Securities, (ii) the interest rate and interest and other payment dates on such series of Debentures will match the Distribution rate and Distribution and other payment dates for the corresponding Preferred Securities, (iii) the applicable Trust Agreement provides that Enterprise shall pay for all and any costs, expenses and liabilities of the Issuer of such Preferred Securities except such Issuer's obligations under such Preferred Securities, and (iv) the applicable Trust Agreements provide that no Issuer will engage in any activity that is not consistent with the limited purposes of such Issuer. If and to the extent that Enterprise does not make payments on any series of Debentures, such Issuer will not have funds available to make payments of Distributions or other amounts due on the corresponding Preferred Securities.

     A principal difference between the rights of a holder of a Preferred Security (which represents an undivided beneficial interest in the assets of the Issuer thereof) and a holder of a Debenture is that a holder of a Debenture will accrue, and (subject to the permissible extension of the interest payment period) is entitled to receive, interest on the principal amount of Debentures held, while a holder of Preferred Securities is entitled to receive Distributions only if and to the extent such Issuer has funds available for the payment of such Distributions.

     Upon any voluntary or involuntary dissolution or liquidation of any Issuer not involving a distribution of any series of Debentures, after satisfaction of liabilities to creditors of such Issuer, the holders of the corresponding Preferred Securities will be entitled to receive, out of assets held by such Issuer, the Liquidation Distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution." Upon any voluntary liquidation or bankruptcy of Enterprise, each Issuer, as holder of the Debentures, would be a creditor of Enterprise, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal, premium, if any, and interest, before any stockholders of Enterprise receive payments or distributions. Since Enterprise will be the guarantor under each Guarantee and has agreed to pay for all costs, expenses and liabilities of each Issuer (other than an Issuer's obligations to the holders of its Preferred Securities), the positions of a holder of such Preferred Securities and a holder of such Debentures relative to other creditors and to stockholders of Enterprise in the event of liquidation or bankruptcy of Enterprise would be substantially the same.

     A default or event of default under any Senior Indebtedness would not constitute a Debenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Debentures provide that no payments may be made in respect of the Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of Debentures would constitute a Debenture Event of Default.

                            PROPOSED TAX LAW CHANGES

     From time to time, the Clinton Administration has proposed certain tax law changes that would, among other things, generally deny interest deductions to a corporate issuer if the debt instrument has a term exceeding 20 years and is not reflected as indebtedness on such issuer's consolidated balance sheet. The term of each series of Debentures may vary and may exceed 20 years. Enterprise cannot predict what effect, if any, a proposal of the sort discussed above will have on any series of Debentures; however, if any such proposal were to become effective retroactively, Enterprise would be precluded from deducting interest paid on such Debentures which might, depending on the specific terms of such Debentures and the corresponding series of Preferred Securities, give rise to the right of Enterprise to redeem such Debentures and thereby cause a mandatory redemption of the corresponding series of Preferred Securities. Federal income tax information and consequences and redemption provisions, if any, relating to each series of Debentures and corresponding series of Preferred Securities will be discussed as applicable in the accompanying Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Issuers may offer or sell Preferred Securities offered hereby to one or more underwriters for public offering and sale by them. The Issuers may sell Preferred Securities as soon as practicable after effectiveness of the Registration Statement. Any such underwriter involved in the offer and sale of the Preferred Securities will be named in an accompanying Prospectus Supplement.

     Underwriters may offer and sell the Preferred Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In connection with the sale of Preferred Securities, underwriters may be deemed to have received compensation from Enterprise in the form of underwriting discounts or commissions and may also receive commissions. Underwriters may sell Preferred Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from such underwriters.

     Any underwriting compensation paid by Enterprise on behalf of the Issuers to underwriters in connection with the offering of Preferred Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an accompanying Prospectus Supplement. Underwriters and dealers participating in the distribution of the Preferred Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Preferred Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Securities Act"). Underwriters and dealers may be entitled, under agreement with Enterprise and the Issuers, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by Enterprise for certain expenses.

     Underwriters and dealers may engage in transactions with, or perform services for, Enterprise and/or any of its affiliates in the ordinary course of business.

     Each series of Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Preferred Securities are sold by the Issuers for public offering and sale may make a market in such Preferred Securities but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Preferred Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any Preferred Securities.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for Enterprise by James T. Foran, Esquire, Associate General Counsel of Enterprise or R. Edwin Selover, Esquire, Vice President and General Counsel of Enterprise and by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania, special tax counsel to Enterprise and the Issuers, and by Richards, Layton & Finger, P.A., special Delaware counsel to Enterprise and the Issuers, and for the underwriters by Brown & Wood LLP, New York, New York, who may rely on the opinion of Mr. Selover or Mr. Foran as to matters of New Jersey law. R. Edwin Selover, Esquire or James T. Foran, Esquire and Brown & Wood LLP may rely on the opinion of Ballard Spahr Andrews & Ingersoll as to matters of Pennsylvania law and on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. Messrs. Selover and Foran are also employees of PSE&G.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules of Enterprise, incorporated in this Prospectus by reference from Enterprise's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ENTERPRISE SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                                       PAGE
                                                       ----
               PROSPECTUS SUPPLEMENT
Risk Factors........................................    S-4
Enterprise Capital Trust II.........................    S-7
Public Service Enterprise Group Incorporated........    S-7
Use of Proceeds.....................................   S-12
Capitalization......................................   S-13
Certain Terms of the Series B Capital Securities....   S-13
Certain Terms of the Series B Debentures............   S-17
United States Taxation..............................   S-18
Certain ERISA Considerations........................   S-21
Underwriting........................................   S-23

                     PROSPECTUS
Statement of Available Information..................      2
Incorporation of Certain Documents by Reference.....      2
The Issuers.........................................      2
Public Service Enterprise Group Incorporated........      3
Use of Proceeds.....................................      3
Description of the Preferred Securities.............      4
Description of the Guarantee........................     11
Description of the Debentures.......................     13
Relationship among the Preferred Securities, the
  Debentures and the Guarantee......................     17
Proposed Tax Law Changes............................     18
Plan of Distribution................................     18
Legal Matters.......................................     19
Experts.............................................     19

                           300,000 CAPITAL SECURITIES

                          ENTERPRISE CAPITAL TRUST II

                                 FLOATING RATE
                          CAPITAL SECURITIES, SERIES B
                         (LIQUIDATION AMOUNT $1,000 PER
                               CAPITAL SECURITY)

                            GUARANTEED TO THE EXTENT
                          ENTERPRISE CAPITAL TRUST II
                              HAS AVAILABLE FUNDS
                             AS SET FORTH HEREIN BY

                           PUBLIC SERVICE ENTERPRISE
                               GROUP INCORPORATED

                      ------------------------------------
                            [PSEG LOGO APPEARS HERE]
                      ------------------------------------

                              GOLDMAN, SACHS & CO.

                              SALOMON SMITH BARNEY

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